UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Global Brass and Copper Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Global Brass and Copper Holdings, Inc.
475 N. Martingale Road Suite 1050
Schaumburg, Illinois 60173
April 12, 2018
Dear Stockholder:

On behalf of the Board of Directors of Global Brass and Copper Holdings, Inc., you are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 24, 2018, at 10:00 a.m. (Central Time) at The Woodfield Corporate Center, 425 N. Martingale Road, Suite 90, Schaumburg, Illinois 60173.
We have included in this letter a proxy statement that provides you with detailed information about the Annual Meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Global Brass and Copper Holdings, Inc. from documents we have filed with the United States Securities and Exchange Commission.
You are being asked at the Annual Meeting to (i) elect the director nominees named in this proxy statement, (ii) to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018, (iii) to approve, on an advisory basis, the compensation of our named executive officers, and (iv) to transact any other business properly brought before the meeting.
Whether or not you plan to attend the Annual Meeting, your vote is important and your prompt consideration is appreciated. You may vote your shares through one of the methods described in the enclosed proxy statement. We urge you to read the accompanying proxy statement carefully and to vote FOR the nominees proposed by the Board of Directors and in accordance with the recommendations of the Board of Directors on the other proposals by following the voting instructions contained in the proxy statement.
On behalf of the Board of Directors, I thank you in advance for your continued support of Global Brass and Copper Holdings, Inc.
Sincerely,

John J. Wasz
President and Chief Executive Officer

This proxy statement is dated April 12, 2018 and is first being distributed to stockholders on or about April 12, 2018.

GLOBAL BRASS AND COPPER HOLDINGS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 24, 2018
10:00 a.m. (Central Time)

To the Stockholders of Global Brass and Copper Holdings, Inc.:
The 2018 Annual Meeting of Stockholders will be held on May 24, 2018, at 10:00 a.m. (Central Time) at The Woodfield Corporate Center, 425 N. Martingale Road, Suite 90, Schaumburg, Illinois 60173. The purpose of the meeting is to:

1.	elect seven directors;

2.	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018;

3.	approve, on an advisory basis, the compensation of our named executive officers; and

4.	conduct any other business properly brought before the meeting or any adjournments or postponements thereof.
Voting is limited to stockholders of record at the close of business on March 26, 2018. A list of stockholders entitled to vote at the meeting, and any postponements or adjournments of the meeting, will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. (Central Time) at our headquarters at 475 N. Martingale Road, Suite 1050, Schaumburg, Illinois 60173 during the ten (10) days prior to the Annual Meeting and also at the Annual Meeting.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES OVER THE TELEPHONE OR VIA THE INTERNET OR BY COMPLETING, DATING, SIGNING AND RETURNING A PROXY CARD, AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT. YOUR PROMPT COOPERATION IS GREATLY APPRECIATED.
By Order of the Board of Directors,
Anne-Marie W. D’Angelo
General Counsel and Corporate Secretary
April 12, 2018

Notice of Electronic Availability of Proxy Statement and Annual Report
As permitted by rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our annual report available to stockholders electronically via the Internet. On or about April 12, 2018, we will mail to most of our stockholders a notice (the “Notice”) containing instructions on how to access this proxy statement and our annual report and how to vote via the Internet, by telephone or by mail. Other stockholders, in accordance with their prior requests, will receive e-mail notification of how to access our proxy materials and how to vote via the Internet or by telephone, or will be mailed paper copies of our proxy materials and a proxy card on or about April 12, 2018.
The Notice also contains instructions on how to request a printed copy of the proxy materials. In addition, you may elect to receive future proxy materials in printed form by mail or electronically by e-mail by following the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail, unless you elect otherwise.

SUMMARY OF THE ANNUAL MEETING	1

ELECTION OF DIRECTORS	5

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE	8

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT	15

COMPENSATION DISCUSSION AND ANALYSIS	16

EXECUTIVE COMPENSATION	24

EQUITY COMPENSATION PLAN INFORMATION TABLE	33

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	33

COMPENSATION COMMITTEE REPORT	34

AUDIT COMMITTEE REPORT	35

CHIEF EXECUTIVE OFFICER PAY RATIO	36

FEES OF INDEPENDENT ACCOUNTANTS	37

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	38

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)	39

ADVISORY VOTE TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS SET FORTH IN THIS PROXY STATEMENT (PROPOSAL NO. 3)	40

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING OF STOCKHOLDERS	40

OTHER MATTERS	41

i

GLOBAL BRASS AND COPPER HOLDINGS, INC.
475 N. Martingale Road, Suite 1050
Schaumburg, Illinois 60173
SUMMARY OF THE ANNUAL MEETING
This proxy statement contains information related to our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Global Brass and Copper Holdings, Inc. (referred to herein as the “Company,” “GBC,” “we,” “us” or “our,” as the context requires) to be held at The Woodfield Corporate Center, 425 N. Martingale Road, Suite 90, Schaumburg, Illinois 60173, on May 24, 2018, at 10:00 a.m. (Central Time). This proxy statement is first being distributed to stockholders on or about April 12, 2018.
Why did you send me this proxy statement?
We sent you this proxy statement because the Board of Directors (the “Board”) of the Company is soliciting your proxy to vote at the Annual Meeting to be held on May 24, 2018, at 10:00 a.m. (Central Time) and at any postponements or adjournments of the Annual Meeting. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.
Who can vote at the Annual Meeting?
Only stockholders of record, as of the record date, are entitled to vote at the Annual Meeting. The record date to determine stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 26, 2018. On the record date, there were 22,159,380 shares of our common stock, par value $0.01 per share, outstanding. Our common stock is the only class of voting securities outstanding.
How many shares must be present to conduct the Annual Meeting?
We must have a quorum present in person or by proxy to conduct the Annual Meeting. A quorum is established when a majority of shares entitled to vote is present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes (as described below) are counted for purposes of determining whether a quorum is present.
What matters are to be voted on at the Annual Meeting?
The agenda for the Annual Meeting is to:

1.	elect seven (7) directors;

2.	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018;

3.	to approve, on an advisory basis, the compensation of the Company’s named executive officers; and

4.	conduct any other business properly brought before the meeting or any adjournments or postponements thereof.
As of the date of this proxy statement, we do not know of any other matters to be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in your proxy will be authorized to vote or otherwise act in accordance with their judgment.
How does the Board recommend that I vote?
The Board recommends that you vote:

1.	FOR the election of each of the Company’s director nominees named in this proxy statement;

2.	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018; and

3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

How do I vote at the Annual Meeting?
You may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone-You can vote by telephone by following the instructions on your proxy card. You will need to use the control number appearing on your Notice or proxy card to vote by telephone;

•	By Internet-You can vote via the Internet by following the instructions on your proxy card. You will need to use the control number appearing on your Notice or proxy card to vote via the internet; or

•	By Mail-You can vote by completing, dating, signing and returning the proxy card in the enclosed postage-paid envelope.
Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. You may vote over the telephone or via the Internet until 10:59 p.m. (Central Time) on May 23, 2018. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the Annual Meeting in person.
Your proxy will be voted in accordance with your instructions, so long as, in the case of a proxy card returned by mail, such card has been signed and dated. If you vote your shares via the Internet, by telephone or by executing and returning a proxy card by mail but you do not provide specific instructions with respect to the proposals, your shares will be voted FOR the director nominees named in this proxy statement, FOR the ratification of the appointment of our independent registered public accounting firm, and FOR the advisory approval of the compensation of our named executive officers, as described in this proxy statement.
As of the date of this proxy statement, we do not know of any other matters to be presented at the Annual Meeting except those described in this proxy statement. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy will be authorized to vote or otherwise act in accordance with their judgment.
What should I do if I receive more than one set of proxy materials from the Company?
If you hold your shares in multiple accounts or registrations, or in both registered and street name, you may receive proxy materials for each account. Please vote by telephone or via the Internet for each Notice and set of proxy materials that you receive, or vote by mail by signing, dating and returning all proxy cards you receive from the Company. Only the latest dated proxy that you submit for each account will be voted and counted.
May I change my vote?
Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting. To change your vote, if you are a stockholder of record, you may submit another later dated proxy by telephone, Internet or mail or by voting your shares in person at the Annual Meeting (your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote in person at the Annual Meeting to revoke your proxy). If you are a beneficial owner and your shares are held in street name, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee, or if you have obtained a legal proxy from such entity giving you the right to vote your shares, you may change your vote by attending the Annual Meeting and voting in person.
What vote is required to elect directors and approve the other matters described in this proxy statement?
Consistent with good governance policies, the Company’s amended and restated bylaws (“Bylaws”) provide for majority voting in uncontested elections. Because this is an uncontested election, the director nominees must receive the affirmative vote of a majority of the votes cast to be elected (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee) (Proposal No. 1). Abstentions and broker non-votes will have no effect on the outcome of the election of directors.
For the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal No. 2) and the approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal No. 3), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. Abstentions will not be voted but will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions will have the effect of a negative vote on Proposals No. 2 and 3. Broker non-votes will have no effect on Proposal No. 3.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered in your name on the Company’s books and records or with our transfer agent, you are the “stockholder of record” of those shares, and this proxy statement and accompanying materials have been provided directly to you by the Company.

On the other hand, if you purchased your shares through a brokerage or other financial intermediary, the brokerage or other financial intermediary will automatically put your shares into “street name” which means that the brokerage or other financial intermediary will hold your shares in its name or another nominee’s name and not in your name, but will keep records showing you as the “beneficial owner.” If you hold shares beneficially in street name, this proxy statement and accompanying materials have been forwarded to you by your broker, bank or other holder of record.
How do I vote if my bank or broker holds my shares in “street name”?
If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should refer to the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called routine matters but will not be permitted to exercise voting discretion with respect to non-routine matters. The only routine matter on our agenda for the Annual Meeting is Proposal No. 2 (ratification of auditors). Proposals No. 1 (director elections) and 3 (advisory vote on the compensation of our named executive officers) are each non-routine matters. Thus, if you do not give your bank, broker or nominee specific instructions with respect to Proposal No. 2, your shares will be voted in such entity’s discretion. If you do not give your bank, broker or nominee specific instructions with respect to the remaining proposals, your shares will not be voted on such proposals. This is called a “broker non-vote.” Shares represented by such broker non-votes will be counted in determining whether there is a quorum and will have the effect described above on each of the non-routine proposals. We urge you to provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the Annual Meeting.
How many votes do I have?
Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the Annual Meeting.
How will the votes be counted at the Annual Meeting?
The votes will be counted by the inspector of elections appointed for the Annual Meeting.
How will the Company announce the voting results?
The Company will report the final results of the voting at the Annual Meeting in a filing with the SEC on a Current Report on Form 8-K.
Who pays for the Company’s solicitation of proxies?
The Board is soliciting your proxy to vote your shares of common stock at our Annual Meeting. We will bear the cost of soliciting proxies on behalf of the Company, including preparing, printing and mailing this proxy statement. Proxies may be solicited personally, by mail, email or by telephone by certain of our directors, officers, employees or representatives. Our directors and employees will not be paid any additional compensation for soliciting proxies. We will reimburse brokerage houses, banks, custodians, and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding our proxy solicitation materials.
What is “householding” and how does it work?
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.
In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

What do I need for admission to the Annual Meeting?
Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial stockholders as of the record date (March 26, 2018), individuals holding a valid proxy from a record holder, and other persons authorized by the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you hold your shares in a street name, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned stock as of the record date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures described above, you will not be admitted to the Annual Meeting or any adjournment or postponement thereof. For security reasons, you and your bags may be subject to search prior to your admittance to the Annual Meeting.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)
Upon the recommendation of our Nominating and Governance Committee (the “Nominating and Governance Committee”), the Board has nominated the seven individuals listed below to stand for election to the Board for a one-year term ending at the annual meeting of stockholders in 2019 or until their successors, if any, are elected or appointed prior thereto.
All of the director nominees listed below have consented to being named in this proxy statement and to serve if elected. However, if any nominee becomes unable to serve, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the Annual Meeting.

Vicki L. Avril	Age: 63	GBC Committees: • Audit, Compensation, and Nominating and Governance

Biography
Ms. Avril has served as a director of the Company since February 2014. Ms. Avril previously served as President and Chief Executive Officer of IPSCO Tubulars, Inc., a large North American producer of oil, gas and structural welded pipe, seamless pipe and premium connections and provider of oil field services, from 2008 until 2013. Prior to that, Ms. Avril held various positions, including Senior Vice President and Chief Financial Officer at IPSCO, Inc. and Senior Vice President and Chief Financial Officer at Wallace Computer Services, Inc. Ms. Avril currently serves on the Boards of Directors of Greif, Inc., an industrial packaging and services company, for which she serves on the Compensation Committee, Commercial Metals Company, a global metals recycling, manufacturing, fabricating, and processing company, for which she serves on their Audit and Nominating and Governance Committees, and Finning International, the world’s largest Caterpillar dealer, for which she serves on the Audit and Safety, Environment & Social Responsibility Committees. Ms. Avril graduated with a B.S. in accounting from the University of Illinois at Urbana-Champaign and obtained a M.B.A. from the University of Chicago. Ms. Avril brings to the Board extensive management and leadership experience, including in the manufacturing industry, and extensive knowledge of accounting, finance, and M&A matters through her experience as a Chief Financial Officer for various public companies. For these reasons, we believe she is well qualified to serve on the Board.

Donald L. Marsh	Age: 71	GBC Committees: • Nominating and Governance (Chair) • Audit, Compensation

Biography
Mr. Marsh has served as a director of the Company since January 2014. Mr. Marsh was President, Principal Executive Officer and Chief Operating Officer of Castle Brands, Inc., a publicly traded distillery company, from November 2007 to October 2008. Prior to that, he was a consultant to Castle Brands, Inc. from March 2007. Mr. Marsh was Chief Financial Officer and Head of Corporate Development for Commonwealth Industries, Inc., previously a publicly traded aluminum manufacturer, from 1996 to 2005. Additionally, Mr. Marsh served as an Executive Vice President and Managing Director of Commercial and Investment Banking at J.P. Morgan Chase. Currently Mr. Marsh serves as Operating Manager of South Point Oyster Farm LLC since 2011 and Chief Revenue Officer of Priv8Pay Inc. since 2015. Mr. Marsh holds a B.S. in engineering from Princeton University and an M.B.A. from Harvard University School of Business. Mr. Marsh brings to the Board senior level management and leadership experience, including as the Chief Executive Officer and Chief Operating Officer of a public company, and financial and accounting expertise. For these reasons, we believe he is well qualified to serve on the Board.

Bradford T. Ray	Age: 60	GBC Committees: • Audit, Compensation, and Nominating and Governance

Biography
Mr. Ray has served as a director of Global Brass and Copper Holdings, Inc. since December 2014. Mr. Ray served as Chairman of the Board of Directors and Chief Executive Officer from 2002 to 2010 of Steel Technologies, Inc., one of the leading steel processors in North America, and continued to serve as an advisor to Steel Technologies, Inc. until 2012. Prior to 2002, Mr. Ray held various positions at Steel Technologies, Inc., including Director, President and Vice President of Manufacturing. In addition, as of December 31, 2014, Mr. Ray was appointed to the Boards of Directors of Porter Bancorp, Inc. and PBI Bank, Inc. We believe he is well qualified to serve on the Board.

John H. Walker	Age: 60	GBC Committees: • Executive

Biography
Mr. Walker has served as our Non-Executive Chairman since March 17, 2014, following his retirement as Chief Executive Officer of the Company. Mr. Walker previously served as Executive Chairman since November 2013 and Chief Executive Officer of Global Brass and Copper Holdings, Inc. and as a director of Global Brass and Copper Holdings, Inc. since 2007. From 2003 to 2006, he served as Chief Executive Officer and President of The Boler Company, a major transportation manufacturer. Additionally, he currently serves as a director of Nucor Corporation, a major steel manufacturer, for which he serves as Lead Director and Chairman of the Nominating and Governance Committee. Mr. Walker served as a director for United Continental Holdings, Inc., a global airline from 2002 to 2016. Mr. Walker served as a director of Delphi Corporation, an auto parts manufacturer, from 2005 to 2009 and of The Boler Company from 2003 to 2006. Mr. Walker provides valuable business expertise and extensive management knowledge to the Board, having served as our Chief Executive Officer and in key management and operational oversight roles in various other corporations. He also brings consulting and strategy expertise from his early career with McKinsey & Company, a global management consulting firm. Mr. Walker brings audit and financial experience to the Board through his service on the Audit Committees of United Continental Holdings, Inc., Delphi Corporation and Nucor Corporation, and knowledge of director and executive compensation through his service on the Compensation Committees of United Continental Holdings, Inc. and Nucor Corporation. For the foregoing reasons, we believe Mr. Walker is well qualified to serve as the Non-Executive Chairman of the Board.

John J. Wasz	Age: 57	GBC Committees: • None

Biography
Mr. Wasz was appointed as the Chief Executive Officer and elected as a director of Global Brass and Copper Holdings, Inc. on March 17, 2014. Mr. Wasz does not serve as a director to any outside company. Mr. Wasz has served as the President of Global Brass and Copper Holdings, Inc. since September 6, 2013 and as the Chief Operating Officer of Global Brass and Copper Holdings, Inc. since January 9, 2012. Mr. Wasz served as President of GBC Metals, LLC, (d/b/a Olin Brass) until December 2014. From 2008 to 2009, he was the Special Advisor to the Chief Executive Officer of Aleris International, Inc. From 2004 to 2008, Mr. Wasz served as Executive Vice President and President of Aleris Rolled Products North America, an aluminum manufacturer. Prior to that time, from 1999 to 2001, he served as Executive Vice President and President of Alflex, a manufacturer of electrical armored cable, and prior to that Mr. Wasz held the position of Vice President of Operations of Alflex. Additionally, Mr. Wasz has served in several other management capacities. Mr. Wasz holds a B.A. in economics from DePauw University, and he attended the advanced management program at the Harvard Business School. We believe Mr. Wasz’s management and leadership experience with the Company, his service as our Chief Executive Officer and his manufacturing industry experience makes him well qualified to serve on the Board.

Martin E. Welch, III	Age: 69	GBC Committees: • Audit (Chair) • Compensation, Nominating and Governance, and Executive

Biography
Mr. Welch has served as a director of Global Brass and Copper Holdings, Inc. since July 2011. Mr. Welch served as Executive Vice President and Chief Financial Officer of Visteon Corporation, a global automotive parts supplier, from 2011 to 2012. Mr. Welch served as Executive Vice President and Chief Financial Officer of United Rentals, Inc., an industrial and construction equipment rental company, from 2005 to 2009, and concurrently from 2002 to 2008, he served as business advisor to the private equity firm York Management Services. Mr. Welch served on the Board of Directors and chaired the Audit Committee of Delphi Corporation from 2006 to 2009. Mr. Welch served as Chief Financial Officer of Kmart Corporation, a major retailer, from 1995 to 2001. From 1991 until 1995, Mr. Welch served as Chief Financial Officer for Federal-Mogul Corporation, an automotive parts supplier. Mr. Welch serves on the Board of Directors of Allegion Plc where he chairs the Audit Committee. Mr. Welch holds a B.S. degree in accounting and an M.B.A. from the University of Detroit Mercy. Mr. Welch is a certified public accountant. Mr. Welch has acquired important business leadership, financial and accounting skills from his career in the retail, business services, and automotive industries, including through his tenure as chief financial officer of Visteon Corporation, United Rentals, Inc., Kmart Corporation and Federal-Mogul Corporation. We believe these skills make him well suited to serve on the Board.

Ronald C. Whitaker	Age: 70	Lead Independent Director (through February 2017) GBC Committees: • Compensation (Chair) • Audit, Nominating and Governance, and Executive

Biography
Mr. Whitaker has served as a director of Global Brass and Copper Holdings, Inc. since July 2011 and previously served as our Lead Independent Director. Mr. Whitaker served as the President and Chief Executive Officer of Hyco International Inc., a major manufacturer of hydraulic cylinders, from 2003 to 2011. From 1995 to 2003, he served as Chief Executive Officer and Chairman of the Board of various manufacturing companies, including Strategic Distributions, Inc., a distributor of items to industrial customers, Johnson Outdoors, a sporting goods manufacturer, and EWI (Studebaker) Inc., an automotive tier-1 stampings supplier. Mr. Whitaker serves on the Boards of Directors of Sturm Ruger & Co., a firearms manufacturer, Walbec Group (formerly known as Payne & Dolan Inc.), a road and bridge construction company, as a member of the advisory board for the Manufacturing Policy Initiative of the Indiana University School of Public and Environmental Policy, and The Savannah Music Festival. Mr. Whitaker served on the Board of Directors of Pangborn Corp., an industrial surfacing company. Mr. Whitaker holds a degree in economics from the College of Wooster and an M.B.A. from Dartmouth’s Tuck School of Business. We believe Mr. Whitaker’s extensive background in turnaround leadership, corporate strategy, operations and marketing make him well qualified to serve on the Board.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Management
Our executive officers as of the date of this proxy statement are as follows. Each is a citizen of the U.S. unless otherwise indicated.

Name	Age	Position
John J. Wasz	57	President, Chief Executive Officer, Chief Operating Officer and Director
Christopher J. Kodosky	45	Chief Financial Officer
Anne-Marie W. D’Angelo	41	General Counsel and Corporate Secretary
Kevin W. Bense	51	President—A.J. Oster, LLC
Devin K. Denner	61	President—Chase Brass and Copper Company, LLC
Dale R. Taylor	54	President—GBC Metals, LLC
William G. Toler	61	Executive Vice President—Strategic Planning and Development
John J. Wasz-Mr. Wasz was elected as the Chief Executive Officer and President and as a director of Global Brass and Copper Holdings on March 17, 2014. Mr. Wasz previously served as the President of Global Brass and Copper Holdings since September 6, 2013, as the Chief Operating Officer of Global Brass and Copper Holdings since January 9, 2012 and as the President of Olin Brass since 2010. From 2008 to 2009, he was the Special Advisor to the Chief Executive Officer of Aleris International, Inc. From 2004 to 2008, Mr. Wasz served as Executive Vice President and President of Aleris Rolled Products North America, an aluminum manufacturer. Prior to that time, from 1999 to 2001, he served as Executive Vice President and President of Aflex, a manufacturer of electrical armored cable, and prior to that Mr. Wasz held several other management capacities at Commonwealth Industries. Mr. Wasz holds a bachelor’s degree in economics from DePauw University, and he attended Harvard Business School’s Advanced Management Program.
Christopher J. Kodosky-Mr. Kodosky has served as the Chief Financial Officer of Global Brass and Copper Holdings since July 1, 2016. Prior to this role, he served as Vice President of Finance after joining Global Brass and Copper Holdings in December 2014. For the preceding ten years, Mr. Kodosky was employed in various capacities within AMCOL International Corporation, most recently as Chief Financial Officer of its Performance Materials segment. AMCOL provided specialty consumer and industrial products and services to various industries, including metalcasting, fabric care, cat litter, building materials, transportation, and oilfield services industries. From 2000 to 2004, Mr. Kodosky served in financial and corporate development roles within GVW Holdings, a private equity backed assembler of automotive chassis and industrial vehicles. Mr. Kodosky started his career providing merger and acquisition services for Coopers & Lybrand. Mr. Kodosky holds a degree in accountancy from the University of Illinois at Urbana-Champaign and an M.B.A. from Northwestern University’s Kellogg School of Management.
Anne-Marie W. D’Angelo-Ms. D’Angelo has served as General Counsel and Corporate Secretary of Global Brass and Copper Holdings since November 10, 2017. Ms. D’Angelo joined Global Brass and Copper Holdings in May 2017 as Associate General Counsel. Prior to joining Global Brass and Copper Holdings, Ms. D’Angelo spent thirteen years at McDonald’s Corporation, where she held various roles of increasing responsibility including serving as General Counsel for a multi-billion dollar division of McDonald’s USA, LLC and Assistant U.S. General Counsel of McDonald’s. Ms. D’Angelo started her career at a midsize Chicago law firm specializing in commercial real estate and corporate transactions. Ms. D’Angelo holds a Juris Doctor degree from the University of Notre Dame and a bachelor’s degree in English from the College of the Holy Cross. She is a member of the Illinois Bar.
Kevin W. Bense-Mr. Bense has been President of A.J. Oster since October 1, 2013. Mr. Bense joined Global Brass and Copper Holdings in August 2011 and initially served as the Vice President and General Manager of our Somers Thin Strip division. From 2007 to 2011, Mr. Bense served as a global business leader for Honeywell International, Inc.’s specialty additives business unit. Prior to that, Mr. Bense served in various domestic and international executive, marketing and management positions of increasing responsibility in the chemicals industry. From 1998 to 2007 he worked for Ciba Specialty Chemicals, a global manufacturer of plastic additives that was later acquired by BASF, and from 1989 to 1998 he served in various capacities at Mallinckrodt Incorporated, a pharmaceuticals manufacturer. Mr. Bense holds a degree in chemistry from the University of Illinois at Urbana-Champaign and an M.B.A. from Southern Illinois University at Edwardsville.
Devin K. Denner-Mr. Denner has served as the President of Chase Brass since 2007. Prior to this role, he was Vice President and General Manager of Chase Brass from 2006 to 2007 and before that held executive positions of increasing responsibility with Olin Corporation. He has led multiple business acquisition integration efforts during his career. He is well respected in the metals industry having recently served as the Chairman of the Copper and Brass Fabricators Council. He presently serves as the Vice-Chairman of the Copper Development Association. Mr. Denner holds a Bachelor of Science degree in mechanical engineering from the Missouri University of Science and Technology and an M.B.A. in finance from Saint Louis University.

Dale R. Taylor-Mr. Taylor has served as President of GBC Metals, LLC since April 3, 2017. Prior to this role, Mr. Taylor served as the Vice President of Manufacturing for Olin Brass. Mr. Taylor had also served as the first Vice President of Supply Chain Planning during which time he integrated sales and operational planning systems for Olin Brass. Prior to this role Mr. Taylor had held management positions of increasing responsibility with Olin Brass and Olin Corporation. Mr. Taylor holds a Bachelor of Science degree in engineering management from the University of Missouri-Rolla, and he completed the General Management Program at Harvard Business School in 2013.
William G. Toler-Mr. Toler has served as Executive Vice President, Strategic Planning and Development, since April 3, 2017. Previously Mr. Toler served as President of GBC Metals, LLC from December 19, 2014 to April 3, 2017. Mr. Toler also previously served as President of the Olin Brass Mill Products division since January 2013, and as Vice President of Finance and Information Technology at Olin Brass since March 2011. From 2005 to 2011, Mr. Toler was the President and Chief Executive Officer of Smelter Service Corporation, an aluminum recycler. From 2002 to 2004, Mr. Toler was Vice President of Materials and Corporate Development with Commonwealth Industries, an aluminum manufacturer. Mr. Toler brings an additional 29 years of executive management experience in a variety of fields. He holds a bachelor’s degree in Business Administration from Campbellsville University and attended Harvard Business School’s Advanced Management Program.
Criteria for Selection of Directors
In accordance with our Corporate Governance Guidelines, the Nominating and Governance Committee is responsible for identifying, screening and recommending to the entire Board candidates for Board membership. The Nominating and Governance Committee is responsible for reviewing the qualifications and independence of the members of the Board and its various committees on a periodic basis as well as the Board’s composition as a whole. This assessment will include members’ independence, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. The following are general criteria that the Nominating and Governance Committee could use in evaluating candidates for Board membership. None of the following should be construed as minimum qualifications for director selection:

•	background, experiences and record of achievement, including, without limitation, in the manufacturing and raw materials industries;

•	diversity with respect to viewpoints, background, experience, skill, education, national origin, gender, race, age, culture and current affiliations;

•	personal and professional ethics and integrity, collegiality, objective perspective and practical judgment;

•	ability and willingness to devote sufficient time to carry out duties and responsibilities effectively;

•	commitment to maximizing intrinsic stockholder value; and

•	finance and accounting expertise.
Our Corporate Governance Guidelines provide guidelines with respect to the consideration of director candidates. Based on these guidelines, the Nominating and Governance Committee will review annually the relationships that each director has with the Company either directly or as a partner, member, stockholder, director or officer of an entity or organization that has a relationship with the Company. The Nominating and Governance Committee will review with the Board, on a periodic basis, the skills and characteristics required of the Board members in the context of the current director candidates in accordance with its charter. The Board itself will be ultimately responsible for selecting its own members and nominating them for election by stockholders.
The Nominating and Governance Committee will consider director candidates who are proposed by the Company’s stockholders in accordance with the Bylaws, the Nominating and Governance Guidelines and any other policies and procedures established from time to time by the Nominating and Governance Committee.
Recommendation of Directors by Stockholders
In accordance with the Corporate Governance Guidelines, the Nominating and Governance Committee will consider candidates for election as a director of the Company recommended by any stockholder, provided that the recommending stockholder follows the procedures set forth in Section 3.3 of the Bylaws for nominations by stockholders of persons to serve as directors. The Nominating and Governance Committee would evaluate such candidates in the same manner by which it evaluates other director candidates considered by the Nominating and Governance Committee, as described above.
Pursuant to Section 3.3 of the Bylaws, all nominations of stockholder nominees must be made by timely written notice given by a stockholder of record of the Company. To be timely, the notice must be delivered personally or mailed to and received at the Company’s office, addressed to the attention of the Corporate Secretary. In the case of the nomination at an annual meeting of stockholders, no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of stockholders; provided, however, that if the annual meeting of stockholders is more than 30 days earlier or 60 days later than the first anniversary of the prior year’s annual meeting of stockholders, no annual meeting was held during the prior year, the notice by the stockholder must be received no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or the tenth day after the day on which the notice of such annual meeting was made by mail or was otherwise publicly disclosed.
The stockholder’s notice or recommendation is required to contain certain prescribed information about each person whom the stockholder proposes to recommend for election as a director, the stockholder giving notice and the beneficial owner, if any, on whose behalf notice is given. The stockholder’s notice must also include the consent of the person proposed to be nominated and to serve as a director if elected. Recommendations or notices relating to director nominations should be sent to Global Brass and Copper Holdings, Inc., 475 N. Martingale Road Suite 1050, Schaumburg, Illinois 60173; Attention: Anne-Marie W. D’Angelo, General Counsel and Corporate Secretary.
A copy of our Bylaws, has been filed as an exhibit to our Form 8-K filed on March 10, 2015.
Independence of Directors
Our common stock is listed on the New York Stock Exchange (the “NYSE”). The NYSE rules require that a majority of the members of our Board and each of the members of our Compensation and Nominating and Governance Committees be independent. As of the date of this proxy statement, we have satisfied such NYSE requirements.
The Board has determined that Ms. Avril and Messrs. Marsh, Ray, Walker, Welch and Whitaker are “independent directors” as such term is defined by the applicable rules and regulations of the NYSE. Mr. Wasz does not qualify as an independent director, for purposes of the NYSE, because he is our current Chief Executive Officer and President.
Board’s Role in Risk Oversight
The Board has an oversight role, as a whole and also at the committee level, in overseeing management of our risks. Our Board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee of the Board is responsible for overseeing the management of risks relating to our employee compensation plans, policies and programs, as well as our annual report on executive compensation for inclusion in each proxy statement and the Audit Committee of the Board oversees the management of financial risks. The Nominating and Governance Committee of the Board is responsible for overseeing the management of risks relating to corporate governance matters. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.
Corporate Governance
The Board has approved Corporate Governance Guidelines and a Code of Conduct and Ethics. All of our corporate governance documents, including the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and committee charters, are available on our website at www.gbcholdings.com or in printed form upon request by contacting Global Brass and Copper Holdings, Inc. at 475 N. Martingale Road Suite 1050, Schaumburg, Illinois 60173, Attention: Investor Relations. The Board regularly reviews corporate governance developments and will modify these documents as warranted. Any modifications will be reflected on our website. The information on our website is not part of this proxy statement and is not deemed to be incorporated by reference herein.
Other Board Information
Leadership Structure of the Board
The Board has determined that the appropriate leadership structure for the Board at this time is for Mr. Walker, our former Chief Executive Officer, to serve as Chairman of the Board. Prior to February 2017, Mr. Walker served as the Non-Executive Chairman of the Board and Mr. Whitaker served as the lead independent director-a separate, independent, non-management director that provided independent leadership. In February 2017, the Board determined that Mr. Walker was an independent director, which eliminated the need for a separate lead independent director. Mr. Walker possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. We believe that this structure is appropriate for the Company because it allows our Chairman to lead the Board in its fundamental role of managing the Company and providing advice to management, while also providing for effective oversight by a majority of independent directors and allowing our Chief Executive Officer and President to focus on the execution of our business strategy, growth and development.

We do not have a formal policy that requires the positions of Chairman and Chief Executive Officer to be separate, and the Board, in its discretion, may subsequently decide to change the leadership structure. Currently, the Chairman of our Board is our former Chief Executive Officer and the Board has determined that a lead independent director is not necessary at this time.
Lead Independent Director
In the future, the Company may choose to appoint a lead independent director to coordinate the activities of the other non-management directors, and to perform such other duties and responsibilities as the Board may from time to time determine. Through February 2017, Ronald C. Whitaker served as our lead independent director, and after such time, the role of the lead independent director concluded with the determination that Mr. Walker, the Chairman of the Board, was independent.
While serving as lead independent director, Mr. Whitaker has followed governance practices established by the Board that support effective communication and effective Board performance.
Board Meetings
In 2017, our Board held ten (10) meetings. In addition to our Board meetings, our directors attend meetings of committees established by our Board. Each of our director nominees attended at least 75% of the meetings of our Board and the committees on which he or she served during 2017 that were held when he or she was a director. Our directors are encouraged to attend all annual and special meetings of our stockholders. In 2017, all seven (7) directors attended the annual meeting of stockholders. Through February 2017, Mr. Whitaker presided over non-management sessions, and after February 2017, Mr. Walker has presided over non-management sessions.
Committees of the Board
The Board has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, and the Nominating and Governance Committee. The following chart sets forth the directors who currently serve as members of each of the Board committees.

Directors	Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
Vicki L. Avril	X	X		X
Donald L. Marsh	X	X		C
Bradford T. Ray	X	X		X
John H. Walker*			X
John J. Wasz
Martin E. Welch, III	C	X	X	X
Ronald C. Whitaker**	X	C	X	X
*    Non-Executive Chairman of the Board
**    Lead Independent Director through February 2017
"C"    Denotes member and chairman of committee
"X"    Denotes member
Audit Committee
In 2017, the Audit Committee held seven (7) meetings. Each of the members of the Audit Committee is a non-employee director. In addition, the Board has determined that all of the members of the Audit Committee are independent as defined in the listing standards of the NYSE and under Rule 10A-3 of the Exchange Act and that all such members are financially literate. The Board also has determined that all members of the Audit Committee are audit committee financial experts, as defined in Item 407(d) of Regulation S-K under the Exchange Act and have accounting or related financial management expertise. Our Corporate Governance Guidelines limit the number of public company audit committees on which an Audit Committee member can serve to three or fewer audit committees (including the Company’s Audit Committee) without approval of the Board. None of our Audit Committee members serve on more than three public company audit committees (including the Company’s Audit Committee).

The principal duties and responsibilities of our audit committee are to prepare the report required by the rules of the SEC to be included in our annual proxy statement or annual report and oversee and monitor the following:

•	the integrity of our financial statements;

•	the independence, qualifications and performance of our independent registered public accounting firm;

•	compliance by our personnel with our code of ethics and related-person transactions policies;

•	the performance of our internal audit function; and

•	compliance by us with legal and regulatory requirements.
For a further discussion of the Audit Committee’s responsibilities and findings, see “Audit Committee Report.” The Audit Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.gbcholdings.com or in printed form upon request.
Compensation Committee
In 2017, the Compensation Committee held six (6) meetings. Each of the current members of the Compensation Committee is a non-employee director. In addition, the Board has determined that all of the members of the Compensation Committee are independent as defined (i) in the listing standards of the NYSE, including the specific independence requirements for compensation committee members and (ii) the Company’s corporate governance guidelines. Additionally, the Board has determined that all of the members of the Compensation Committee are outside directors for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
The principal duties and responsibilities of the Compensation Committee are as follows:

•
developing, reviewing, evaluating and monitoring our overall compensation policies, including, without limitation, determining the appropriate balance among base salary, annual bonus and long-term incentive awards, and establishing performance based incentives that support and reinforce (i) our objectives and performance goals and (ii) the long-term interests of our stockholders;

•
annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of these goals and objectives, and determining and approving our Chief Executive Officer’s compensation level based on such evaluation;

•	reviewing and approving the annual base salaries and annual incentive opportunities of our senior executives;

•
reviewing and approving employment agreements, severance arrangements, change-in-control agreements, including any change-in-control provisions affecting any elements of compensation and benefits, all other incentive awards and opportunities, including both cash-based and equity-based awards and opportunities, any special or supplemental compensation and benefits for our current and former senior executives, including supplemental retirement benefits and the perquisites provided to them during and after employment;

•	administering our incentive compensation plans and equity-based compensation plans and making recommendations to the Board with respect to those plans;

•
reviewing our Compensation Discussion and Analysis and other reports and disclosures to be included in our various public filings and making recommendations to the Board with respect to those disclosures;

•	reviewing our employee compensation programs as they relate to risk management and risk-taking incentives;

•	reviewing and recommending to the Board for approval the compensation of directors for their services to the Board;

•	overseeing compliance with NYSE rules with respect to our stockholders’ approval of our equity compensation plans; and

•	providing regular reports to the Board and any Compensation Committee reports required by the SEC to be included in our proxy statement and annual report.
The Compensation Committee has engaged Willis Towers Watson (“WTW”) as its independent compensation consultant. WTW reports directly to the Compensation Committee and assists in the review and design of our executive compensation program. The Compensation Committee has reviewed and confirmed the independence of WTW and concluded that their work for the Compensation Committee does not raise any conflict of interest.

The Compensation Committee may form and delegate authority to subcommittees, including committees whose members are not members of the Board, as it deems appropriate.
No subject employee should attend that portion of any meeting where the subject employee's performance or compensation is discussed, unless specifically invited by the Compensation Committee. Meetings to determine the compensation of our Chief Executive Officer must be held in executive session. Meetings to determine the compensation of subject employees other than our Chief Executive Officer may be attended by our Chief Executive Officer, but our Chief Executive Officer may not vote on these matters.
The Compensation Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.gbcholdings.com or in printed form upon request.
Nominating and Governance Committee
In 2017, the Nominating and Governance Committee held four (4) meetings. Each of the current members of our Nominating and Governance Committee is a non-employee director. In addition, the Board has determined that all of the current members of the Nominating and Governance Committee are independent as defined in the listing standards of the NYSE.
The principal duties and responsibilities of the Nominating and Governance Committee are as follows:

•	to establish criteria for Board and committee membership and recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board;

•	to make recommendations to the Board regarding board governance matters and practices;

•	to develop and recommend to the Board sound corporate governance practices and principles;

•	to oversee the implementation of processes and procedures for the annual review of corporate management, members of the Board and its committees, including succession planning;

•	to consider and report to the Board on all matters relating to the selection and qualification of the candidates nominated to the Board;

•
to assist the Board by identifying individuals believed qualified to become members of the Board, consistent with criteria approved by the Board, and to recommend to the Board the director nominees for the next annual meeting of stockholders;

•	to recommend to the Board director nominees for each committee; and

•
to perform such other functions as the Board may from time to time assign to the Nominating and Governance Committee. In performing its duties, the Nominating and Governance Committee shall seek to maintain an effective working relationship with the Board and our management.

The Nominating and Governance Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.gbcholdings.com or in printed form upon request.
Communications to the Board
Stockholders and interested parties can contact the Board or our non-employee directors through written communication sent to Global Brass and Copper Holdings, Inc., 475 N. Martingale Road Suite 1050, Schaumburg, Illinois 60173, Attention: Anne-Marie W. D’Angelo, General Counsel and Corporate Secretary. Our General Counsel reviews all written communications and forwards to the Board or our non-employee directors, as applicable, a summary and/or copies of any such correspondence that is directed to the Board or our non-employee directors, as applicable, or that, in the opinion of the General Counsel, deals with the functions of the Board, Board committees or our non-employee directors, as applicable, or that she otherwise determines require their attention. Concerns relating to accounting, internal accounting controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Communications of a confidential nature can be made directly to the Chairman of the Audit Committee regarding any accounting, internal accounting control or auditing matter, by submitting such concerns to the Audit Committee. Any submissions to the Audit Committee should be marked confidential and addressed to the Chairman of the Audit Committee, c/o Global Brass and Copper Holdings, Inc., 475 N. Martingale Road Suite 1050, Schaumburg, Illinois 60173. Any submission should contain, to the extent possible, a full and complete description of the matter, the parties involved, and the date of the occurrence or, if the matter is ongoing, the date the matter was initiated and any other information that the reporting party believes would assist the Audit Committee in the investigation of such matter.

Succession Planning
Our Board maintains a detailed succession plan for the CEO and other key officers, which the Nominating and Governance Committee reviews at least once each year.
Director Compensation
The objectives for our non-employee director compensation program are to attract highly-qualified individuals to serve on our Board and align their interests with those of our stockholders. Our Compensation Committee reviews our director compensation program annually to confirm that the program remains appropriate and competitive, and recommends any changes to our full Board for consideration and approval. During 2017, the Compensation Committee engaged WTW, our independent compensation consultant, to provide a comprehensive review of compensation for non-employee directors and to make recommendations with regard to director compensation matters. Pursuant to this engagement, WTW found that our 2017 director compensation (described below) approximates the median of the Company’s peer group. As such, only minor adjustments (i.e., annual equity award was increased by $5,000) were made to the director compensation program in 2017 to ensure that director compensation continues to be generally aligned with market and peer group practice.
The following table shows the director fees earned by our non-employee directors for 2017. In addition, we reimbursed the directors for reasonable expenses incurred in attending Board meetings.
Director Compensation in 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
Vicki L. Avril	75,000	105,000	180,000
Donald L. Marsh	85,000	105,000	190,000
Bradford T. Ray	75,000	105,000	180,000
Martin E. Welch III	95,000	105,000	200,000
Ronald C. Whitaker	90,000	105,000	195,000
John H. Walker (2)	211,000	105,000	316,000

(1)	Each independent director serving on the Board as of May 25, 2017 received a grant of 3,410 shares of restricted stock vesting on May 25, 2018.
(2)
The Chairman’s fee above includes amounts paid for his prior year's service (annual retainer of $262,000) but he did not receive until July 1, 2017. The Chairman’s current annual cash retainer going forward is $161,000.

Currently, our directors are eligible for an annual cash retainer of $75,000 and an annual equity award of $105,000. The chair of the Audit Committee receives an additional annual retainer of $20,000. The chair of the Compensation Committee receives an additional annual retainer of $15,000 and the chair of the Nominating and Governance Committee receives an additional $10,000 cash retainer.
At our May 26, 2016 Annual Meeting of Stockholders, our stockholders approved an amendment and restatement of the Global Brass and Copper Holdings, Inc. 2013 Omnibus Equity Incentive Plan (the “Omnibus Plan”). Pursuant to this amendment and restatement, the Omnibus Plan provides that a non-employee director may not receive in any calendar year stock awards under the Omnibus Plan with an aggregate grant date fair market value greater than $300,000, whether or not such awards are settled in cash or in stock; provided, however, that the foregoing limit shall not apply to any equity awards allowed under the Omnibus Plan a non-employee director elects to receive at fair market value in lieu of all or a portion of such non-employee director’s retainer.
Our directors’ stock ownership guidelines are summarized under the Equity-Based Compensation section in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
The following table sets forth, as of March 26, 2018 (except as indicated below), beneficial ownership, as defined by SEC rules, of our common stock by the persons or groups specified. Each of the persons listed below has sole voting and investment power with respect to the beneficially owned shares listed unless otherwise indicated. The percentage calculations set forth in the table are based on 22,159,380 shares of common stock outstanding on March 26, 2018, rather than based on the percentages set forth in stockholders’ Schedules 13G or 13D, as applicable, filed with the SEC.

	Number of Shares of Common Stock Owned Beneficially	Percentage of Common Stock Owned Beneficially
5% Beneficial Owners:
The Vanguard Group (1)	2,137,035	9.6%
BlackRock, Inc. (2)	1,563,854	7.1%
LSV Asset Management (3)	1,115,770	5.0%
Named Executive Officers, Executive Officers and Directors:
John J. Wasz (4)	458,505	2.0%
Christopher J. Kodosky (5)	43,708	*
Kevin W. Bense (6)	79,321	*
Devin K. Denner (7)	93,618	*
Scott B. Hamilton	33,211	*
William G. Toler (8)	110,317	*
John H. Walker	23,410	*
Vicki L. Avril	29,644	*
Donald L. Marsh	24,644	*
Bradford T. Ray	12,942	*
Martin E. Welch, III	21,686	*
Ronald C. Whitaker	26,894	*
Total Executive Officers and Directors as a Group (14 individuals) (9)	983,933	4.4%

*	Less than 1%

(1)
Based solely on the information in Amendment No. 2 to its Schedule 13G filed with the SEC on February 9, 2018, as of December 31, 2017. The Vanguard Group holds sole voting power as to 40,483 shares of common stock, shared voting power as to 7,100 shares of common stock, sole dispositive power as to 2,090,992 shares of common stock and shared dispositive power over 46,043 shares of common stock. The reporting person’s principal business address is 100 Vanguard Blvd., Malvern, PA 19355.

(2)
Based solely on the information in Amendment No. 3 to its Schedule 13G filed with the SEC on January 25, 2018, as of December 31, 2017, BlackRock, Inc. holds sole voting power as to 1,499,487 shares of common stock and sole dispositive power over 1,563,854 shares of common stock. The reporting person’s principal business address is 55 East 52nd Street, New York, NY 10055.

(3)
Based solely on the information in its Schedule 13G filed with the SEC on February 13, 2018, as of December 31, 2017, LSV Asset Management holds sole voting power as to 729,245 shares of common stock and sole dispositive power as to 1,115,770 shares of common stock. The reporting person’s principal business address of LSV Asset Management is 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606.

(4)	The total includes 208,042 stock option awards exercisable within 60 days.

(5)	The total includes 16,371 stock option awards exercisable within 60 days.

(6)	The total includes 37,126 stock option awards exercisable within 60 days.

(7)	The total includes 59,311 stock option awards exercisable within 60 days.

(8)	The total includes 53,876 stock option awards exercisable within 60 days.

(9)	The total includes 378,935 stock option awards exercisable within 60 days.
Section 16(a) Beneficial Ownership Reporting Compliance
Based upon our review of reports filed with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during 2017.

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation philosophy, policies and practices with respect to the compensation of our named executive officers. The following discussion and analysis of compensation arrangements of our named executive officers for 2017 should be read together with the compensation tables and related disclosures set forth below. This discussion is based on our current plans, considerations and expectations regarding our compensation programs. Compensation policies that we adopt in the future may differ materially from the policies summarized in this discussion.
Our named executive officers for the fiscal year ended December 31, 2017 were:

•	John J. Wasz, President, Chief Executive Officer and Chief Operating Officer

•	Christopher J. Kodosky, Chief Financial Officer

•	William G. Toler, Executive Vice President - Strategic Planning and Development

•	Kevin W. Bense, President-A.J. Oster, LLC

•	Devin K. Denner, President-Chase Brass and Copper Company, LLC

•	Scott B. Hamilton, Former General Counsel, Corporate Secretary and Executive Advisor to the CEO (through February 2018)
Objectives of Our Executive Compensation Program
Our executive compensation philosophy is based on the principle of pay-for-performance. Accordingly, our executive compensation programs are designed to achieve the following objectives:

•	Align the interests of our named executive officers with those of our stockholders. We provide a meaningful portion of compensation in performance-based long-term equity compensation.

•	Retain management. Compensation is designed to retain our named executive officers by having significant long-term equity compensation and overlapping vesting schedules.

•
Motivate through ownership. We believe that the best way to inspire leadership and performance is by distributing ownership in the form of equity-based compensation and requiring executive management to retain meaningful exposure to our stock.

Setting Executive Compensation
Our current executive compensation program is informed by input received from our compensation consultant, WTW, and prevailing market practices.
Role of Compensation Committee
We comply with the NYSE corporate governance rules, as all of the Compensation Committee members are independent, including under the specific independence standards for compensation committee members. See “Directors, Executive Officers and Corporate Governance-Other Board Information-Committees of the Board-Compensation Committee.” The Compensation Committee consists of Ronald C. Whitaker (Chairman), Vicki L. Avril, Donald L. Marsh, Bradford T. Ray and Martin E. Welch, III.
Role of Compensation Consultant
Our Compensation Committee has engaged WTW in order to benchmark compensation and make recommendations for future compensation (including cash, annual bonus and equity-based compensation) for our named executive officers. The Compensation Committee reviews and evaluates the results of WTW’s work and uses its judgment and best practices with respect to the Company’s executive compensation arrangements. Since 2012, WTW has reviewed our executive compensation programs and provided recommendations and advice to our Compensation Committee regarding such reviews.

Peer Group Benchmarking
In 2017, WTW benchmarked the named executive officer compensation against a peer group of sixteen companies, which were selected in part because they are similar in size to us. WTW benchmarked the components of base salary, annual performance-based cash bonuses, and long-term equity based compensation against the 25th percentile, median and 75th percentile of our peer group. The Board and Compensation Committee did not determine to target total compensation at any specific percentile, but concluded that the compensation for our named executive officers is at (or slightly above or below) the median of our peer group. The companies in our peer group used to determine compensation in 2017 were:

• Briggs & Stratton Corporation	• Materion Corporation

• Carpenter Technology Corporation	• Mueller Industries, Inc.

• Century Aluminum Co.	• Ryerson Holding Corporation

• EnPro Industries	• Schnitzer Steel Industries Inc.

• Gibraltar Industries, Inc.	• Titan International, Inc.

• Harsco Corporation	• Valmont Industries, Inc.

• Kaiser Aluminum Corporation	• Watts Water Technologies, Inc.

• Kennametal Inc.	• Worthington Industries, Inc.
Based on WTW’s recommendation, our Compensation Committee removed A.M. Castle & Co. (filed for Chapter 11 bankruptcy protection and has been delisted) and Olin Corp (merged with Dow Chemical’s chlorine business and our Compensation Committee decided that the newly merged entity would not qualify as being includable in our peer group). To replace both of these companies, based on WTW’s recommendation, our Compensation Committee added the following companies: (i) EnPro Industries, a $1.2B industrial machinery industry sector and (ii) Kennametal Inc., a $2.1B industrial machinery industry sector.
Advisory Vote on the Compensation of our Named Executive Officers
The Compensation Committee reviewed the results of the 2017 stockholder advisory vote on named executive officer compensation and considered the results as one of the many factors considered in connection with the discharge of its responsibilities. Since a substantial majority (over 91%) of our stockholders at the annual meeting approved the compensation program described in our 2017 proxy statement, the Compensation Committee did not implement any significant changes to our executive compensation program as a direct result of the stockholders’ advisory vote.
The Company is in regular contact with investors concerning compensation and other issues. For example, our Chief Financial Officer typically speaks with investors two or three times a month along with attending investor meetings and conferences two or three times a year.
Principal Components of Compensation of Our Named Executive Officers
The allocation between different elements of compensation with respect to our named executive officers is based on a review of comparable practices within our peer group. The compensation package offered to our named executive officers consists of the following principal components: base salary, annual performance-based cash bonuses, and long-term equity-based compensation.
We have entered into an employment agreement with Mr. Wasz, as well as severance protection agreements with each of our other named executive officers. For additional information regarding Mr. Wasz’s employment agreement and the severance protection agreements of Messrs. Kodosky, Bense, Denner, and Toler see the “Executive Compensation-Potential Payments Upon Termination or Change in Control” section of this proxy.
Base Salary
We provide our named executive officers with base salary to compensate them for services rendered during the year. We believe that base salary should compensate the executives for their service and performance but that superior contributions and performance should be rewarded by other forms of compensation, including long-term equity-based compensation.

The following table shows the base salaries of our named executive officers during the past three years.
Base Salaries

Name	Base Salary January 1, 2016 ($)	Base Salary January 1, 2017 ($)		Base Salary April 4, 2017 ($)		Base Salary December 31, 2017 ($)
John J. Wasz	825,000	825,000		825,000		825,000
Christopher J. Kodosky	270,000	360,000	(1)	385,000	(2)	385,000
William G. Toler	375,000	385,000		385,000		385,000
Kevin W. Bense	290,000	310,000		335,000	(2)	335,000
Devin K. Denner	340,000	340,000		365,000	(2)	365,000
Scott B. Hamilton	314,000	325,000		335,000	(2)	335,000

(1)	Due to Mr. Kodosky's promotion to become our Chief Financial Officer, his base salary was increased effective July 1, 2016.
(2)
After our independent compensation consultant (WTW) reviewed all of our named executive officers’ base salaries, our Compensation Committee, based on this review, increased the base salaries of Messrs. Kodosky, Denner, Bense and Hamilton, as noted above, to align their base salary at the median percentile of our peer group.

Annual Cash Bonuses
During 2017, the Board approved an annual bonus plan with performance targets based on Company performance and individual performance. The Compensation Committee set a target annual incentive for each named executive officer based on the scope of each executive’s duties and respective individual capacity to affect our overall performance as follows: 100% of base salary for Mr. Wasz, 60% of base salary for Mr. Kodosky, 55% of base salary for Mr. Toler, 60% of base salary for Mr. Bense, 60% of base salary for Mr. Denner, and 50% of base salary for Mr. Hamilton with potential maximum bonuses of two times each executive’s respective target bonus amount.
For 2017, for each named executive officer, other than Messrs. Bense and Denner, 70% of the annual bonus was based on the achievement of a financial metric of Adjusted Diluted Earnings per Common Share (defined below) (the “Financial Metric”) and 30% was based on the achievement of specific individual key measurable initiatives (the “Individual Bonus”). To be eligible for any portion of the Financial Metric, the Company was required to achieve a minimum of 85% of its Adjusted Diluted Earnings per Common Share target of $2.68. “Adjusted Diluted Earnings per Common Share” is a non-GAAP measure and is defined in our Annual Report on Form 10-K for the year ended December 31, 2017 in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” For Messrs. Bense and Denner, 50% of their annual bonus was based on achievement of Segment Adjusted EBITDA (defined below) at Chase Brass for Mr. Denner and at A.J. Oster for Mr. Bense (the “Segment EBITDA Bonus”), 25% was based on the Financial Metric and 25% was based on the Individual Bonus. “Segment Adjusted EBITDA” is a non-GAAP measure and is defined in our Annual Report on Form 10-K for the year ended December 31, 2017 in Note 4, “Segment Information,” to our Notes to Consolidated Financial Statements, as the “Adjusted EBITDA” for the Chase Brass and A.J. Oster segments.
Set forth below is a chart showing the sliding scale on which the named executive officer’s incentive compensation was based in terms of percentage of the budgeted Financial Metric and budgeted Segment Adjusted EBITDA component achieved and the payout as a percentage of his base salary. Linear interpolation of the Financial Metric and the Segment EBITDA Bonus payout occurs between 85% and 100% achievement of the respective target and separately between 100% and 110% achievement of the respective target, with a maximum payout of 200% of the component based on the level of achievement the respective target.

Level of Achievement of Financial Performance Target	% of Bonus Payout Based on Financial Performance Achievement
Less than 85%	—
85%	50
92.5%	75
100%	100
105%	150
110.0% (maximum)	200

For 2017, the target Financial Metric was $2.68. For 2017, we achieved a Financial Metric of $2.61, resulting in a payout of 91.3% for the Financial Metric component. In determining the level of achievement under the Financial Metric, our Compensation Committee adjusted the Financial Metric for insurance proceeds related to the 2016 Olin Brass Mill Outage and the impact of unexpected tax reform due to the Tax Cuts and Jobs Act.
The chart below sets forth the Financial Metric bonus that Messrs. Wasz, Kodosky, Toler and Hamilton achieved:

Name	Target Payout as a % of Salary	Actual Award ($)
John J. Wasz	70.0	527,258
Christopher J. Kodosky	42.0	147,632
William G. Toler	38.5	135,329
Scott B. Hamilton	35.0	107,049
The chart below sets forth the Financial Metric bonus that Messrs. Bense and Denner achieved.

Name	Target Payout as a % of Salary	Actual Award ($)
Kevin W. Bense	15.0	45,878
Devin K. Denner	15.0	49,987
For 2017, the target Segment Adjusted EBITDA for Chase Brass was $69.7 million, and Chase Brass achieved the maximum payout (200%). The target Segment Adjusted EBITDA for A.J. Oster was $19.9 million, and A.J. Oster achieved less than the threshold amount, which means no payout was earned.
The chart below sets forth the Segment EBITDA Bonus that Messrs. Bense and Denner achieved.

Name	Target Payout as a % of Salary	Actual Award ($)
Kevin W. Bense	30.0	—
Devin K. Denner	30.0	165,017
Each named executive officer’s Individual Bonus relates to the criteria necessary for such named executive officer to obtain any amount of the Individual Bonus from 0% to 200% of target. Messrs. Wasz, Kodosky, Toler and Hamilton were assessed on the progress they achieved in the efficiency, improvement, and sustainability of strategic, refinancing and growth initiatives both for the Company and for the individual business units, and improving investor awareness. Messrs. Bense and Denner were also assessed on the progress they achieved in supporting such growth initiatives, improving key strategies in the business units, and personnel initiatives, including developing improved human resources processes.
Overall, with respect to the aggregate assessment of the individual performance measures, the Compensation Committee determined that Mr. Wasz achieved 100% of his Individual Bonus goals, Mr. Kodosky achieved 130% of his Individual Bonus goals, Mr. Toler achieved 115% of his Individual Bonus goals, Mr. Hamilton achieved 115% of his Individual Bonus goals, Mr. Bense achieved 60% of his Individual Bonus goals and Mr. Denner achieved 135% of his Individual Bonus goals. The payouts based on the individual performance metrics are shown in the chart below.

Name	Target Payout as a % of Salary	Actual Award ($)
John J. Wasz	30.0	247,500
Christopher J. Kodosky	18.0	90,090
William G. Toler	16.5	73,054
Kevin W. Bense	15.0	30,150
Devin K. Denner	15.0	73,912
Scott B. Hamilton	15.0	57,788

The table below sets forth the amount of non-discretionary annual bonus earned for 2017 based on achievement of the Financial Metric and Segment Adjusted EBITDA, the amount that was earned based on individual objectives, the total actual award and the % of Base Salary.

Executive	Achievement of Financial Metric Criteria ($)	Achievement of Financial Metric & Segment Adjusted EBITDA Criteria ($)	Individual Objectives ($)	2017 Total Actual Award Paid ($)		% of Base Salary
John J. Wasz	527,258	—	247,500	774,758		93.9
Christopher J. Kodosky	147,632	—	90,090	237,722		61.7
William G. Toler	135,329	—	73,054	208,383		54.1
Kevin W. Bense	—	45,878	30,150	76,028	*	22.7
Devin K. Denner	—	215,004	73,912	288,916		79.2
Scott B. Hamilton	107,049	—	57,788	164,837		49.2

*
In addition to the non-discretionary annual bonus earned for 2017 in the table above, our Compensation Committee paid Mr. Bense a transaction bonus of $30,000 in 2018 related to the successful consummation of the Alumet acquisition, which occurred in 2017. In addition to exemplary work regarding the successful consummation of the Alumet acquisition, our Compensation Committee, based on a recommendation from our independent compensation consultant (WTW), elected to provide this transaction bonus to Mr. Bense because this acquisition unfairly reduced any potential Segment EBITDA Bonus available to him to $0, which if left unrectified, our Compensation Committee decided would unfairly create a disconnect between pay and performance to Mr. Bense.

Equity-Based Compensation
Stock Options and Other Equity and Equity-Based Awards
In 2017, we granted performance share, stock option, and restricted stock awards to our named executive officers, under the Omnibus Plan, as further described below. Our long-term incentive opportunities directly connect executive compensation to Company performance. The equity grants our Compensation Committee made are structured to drive achievement of our business strategy while ensuring sharp focus on critical results and also on the passage of time. The amount awarded to each individual was based on the individual’s experience, competitive considerations, and input from our independent compensation consultant, which benchmarked our equity practices to ensure that we remain competitive with our peer companies. Our Compensation Committee approved a total long-term incentive opportunity for each named executive officer expressed as a percentage of such named executive officer’s base salary, as set forth in the table below. Total grant date award value was allocated 50% in the form of performance share awards, 25% in stock options, and 25% in restricted stock. Our Compensation Committee chose this allocation based on input from WTW regarding prevailing market practice and Our Compensation Committee’s desire to have a significant majority of the long-term incentive opportunity to be performance based. Total long-term incentive opportunities for our named executive officers approximated the median for comparable positions within our peer group (as provided in the “Compensation Discussion and Analysis-Peer Group Benchmarking” section of this proxy statement).

On February 9, 2017, the following awards were granted to our named executive officers:
Stock Awards Granted in 2017

Executive	Options #	Restricted Stock #	Performance Shares #	Total Grant Date Value of Equity Award ($)	Total Grant Date Value as Percentage of Base Salary (%)
John J. Wasz	44,380	16,195	32,390	2,196,012	266
Christopher J. Kodosky	10,105	3,688	7,374	500,001	130
William G. Toler	8,589	3,135	6,268	425,008	110
Kevin W. Bense	8,083	2,950	5,900	400,002	119
Devin K. Denner	9,094	3,319	6,637	450,001	123
Scott B. Hamilton	6,567	2,397	4,794	325,009	97
The options and restricted stock were made on terms consistent with the Omnibus Plan and will generally vest in three equal installments on each of the first, second and third anniversary of the date of grant, subject to continued employment on the applicable vesting date. All options were granted with an exercise price equal to the fair market value of a share of Company stock on the grant date.
In general, all performance shares granted in 2017 are scheduled to be earned in the following manner: (i) in the first quarter of 2019, our Compensation Committee will determine the amount of performance shares that are earned by our named executive officers based on our achievement of the return on invested capital performance criteria during the two year performance period that ends on December 31, 2018, (ii) 50% of the performance shares that are earned will be settled shortly after such determination is made and (iii) the remaining 50% of the performance shares that are earned are scheduled to vest and be settled one year after such determination of the performance criteria is made if the named executive officer remains employed through such payment date. All awards grated since 2015 have been subject to similar performance criteria and vesting terms.
In determining our performance goals, our Compensation Committee ensured the performance goals were aligned with the Company’s strategic plan and projected growth as well as our independent compensation consultant’s (WTW’s) assessment of the Company’s performance relative to our peer group, which, as noted below, has been consistently above the 75th percentile in recent years.
On March 1, 2018, the remaining 50% of the performance shares related to the 2016 performance period were settled on March 1, 2017 because the time-based vesting criteria of these performance shares were met.
On March 7, 2018, the Compensation Committee certified that the performance criteria for the performance shares granted on February 11, 2016, were satisfied at the 150% level with respect to the two year performance period ending on December 31, 2017 and, pursuant to this determination, 50% of the applicable performance shares were settled on March 7, 2018. The remaining 50% are scheduled to vest and be settled on March 7, 2019, subject to continued employment through such date.
The performance share payouts for the performance periods ending in December 2016 and December 2017 were a result of our very strong relative (compared to our peer group) and absolute performance in fiscal years 2015, 2016 and 2017. For example, in 2018, our independent compensation consultant (WTW) reviewed our performance share payouts and determined that our return on invested capital (as well as several other financial metrics) were at or above the 75th percentile of our peer group over the last three years. Moreover, WTW determined that our three year total shareholder return (TSR) was the highest in our peer group. Our Compensation Committee is determined to continue to set challenging performance goals moving forward with the expectation that maximum level performance share payouts will only occur as a result of exceptional performance.

Stock Ownership Guidelines
We maintain stock ownership guidelines for directors and members of senior management who participate in our equity compensation programs, to require those directors and members of senior management who participate in our equity compensation programs to meet the following minimum stock ownership guidelines.

Chief Executive Officer	4	Times Annual Base Salary
Chief Financial Officer, Chief Operating Officer, General Counsel and Business Unit Presidents	2	Times Annual Base Salary
Non-Executive Directors	4	Times Annual Retainer
To ease the financial burden of achieving these levels of stock ownership while ensuring that they will be met over time, it is expected that our directors and senior management will utilize their grants under our Omnibus Plan to reach the level of stock ownership required by the guidelines. In this regard, until the levels of ownership outlined above are achieved, directors and senior management are expected to retain a minimum of 75% of all shares (net of payment of options exercise prices, taxes and transaction costs) acquired pursuant to an award under the Omnibus Plan. During 2017, all of our directors and senior management have either met the minimum ownership thresholds or they have complied with the requirement that they retain a minimum of 75% of all shares acquired.
Risk Considerations in Our Compensation Program
The Compensation Committee, pursuant to its charter, is responsible for reviewing our employee compensation programs as they relate to risk management and risk-taking incentives. We do not believe that our compensation policies and practices give rise to risks that are reasonably likely to have a material adverse effect on us.
Our incentive compensation programs generally reward a mix of different performance measures, some of which are the financial performance measures. Additionally, our long-term incentives directly connect compensation to our performance by featuring stock options and performance shares. We believe that this mix of performance criteria mitigates any incentive to seek to maximize short-term performance at the expense of long-term performance or to maximize performance under one measure to the detriment of performance under another measure.
Maximum payouts under our incentive plans are capped at 200% of target payouts. We believe that these limits mitigate excessive risk-taking because the maximum amount that can be earned in a single cycle is limited. The incentive compensation for executives in key business segments is determined by company-wide performance measures as well as segment performance, to mitigate any incentive to pursue strategies that might maximize the performance of a single operating segment to the detriment of us as a whole.
Our senior management is subject to our stock ownership guidelines, which we believe incentivize our senior management to consider our long-term interests and our stockholders’ long-term interests. Additionally, these guidelines discourage excessive risk-taking that could negatively impact our stock price. Our incentive compensation programs are designed with payout curves that are relatively smooth and do not contain steep payout “cliffs” that might encourage short-term business decisions in order to meet a payout threshold.
In December 2014, the Company adopted our Incentive Compensation Recoupment Policy (the “Recoupment Policy”) to provide for recovery of incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate its financial results.
On an annual basis, the Compensation Committee reviews, along with our independent compensation consultant WTW, the Audit Committee, our Chief Financial Officer and our senior risk officers, our employee compensation programs as they relate to risk management and risk-taking incentives in order to determine whether any risk arising from such compensation programs is reasonably likely to have a material adverse effect on the Company.
Incentive Compensation Recoupment Policy
The Recoupment Policy is a written clawback policy that we maintain. The Recoupment Policy applies to all incentive based cash and equity compensation awards granted on or after the effective date (“Incentive Compensation”) to any current or former executive officer of the Company (collectively, the “Covered Recipients”). In the event that the Company is required by applicable U.S. federal securities laws to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under such securities laws where such accounting restatement was caused or substantially caused by the intentional misconduct of the Covered Recipient, the Company will recover from such Covered Recipient who received Incentive Compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, the amount, if any, in excess of what would have been paid to the Covered Recipient under the accounting restatement.

The Recoupment Policy is administered by the Compensation Committee, which has the sole discretion in making all determinations under the Policy. The Recoupment Policy will be interpreted and administered (and, as necessary, amended to be) consistent with the applicable requirements of Section 10D of the Exchange Act, as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any official guidance issued thereunder.
Anti-Hedging and Anti-Pledging Policy
Pursuant to the Company’s securities trading policy, directors, executive officers and other employees are prohibited from pledging any shares of stock or engaging in any hedging transactions involving or referencing Company securities.
Actions After Close of the Fiscal Year
In February and March 2018, the Compensation Committee made grants of annual cash bonuses, performance share awards and restricted stock under the Omnibus Plan. These grants were of the same type, and generally in the same aggregate amounts, as granted in prior years, except that starting in 2018, (i) our Compensation Committee changed the mix of equity awards granted to our named executive offices, such that our named executive officers will not receive any grants of stock options, but rather equity grants to our named executive officers will be subject to a 60/40 allocation (60% of which is allocated to performance shares and 40% allocated to restricted stock); and (ii) our Compensation Committee increased Mr. Kodosky’s target annual incentive to 65% of his base salary. Additionally, after our independent compensation consultant (WTW) reviewed all of our named executive officers’ base salaries, in April 2018, our Compensation Committee, based on this review, increased the base salaries of all of our named executive officers to align their base salary at the median percentile of our peer group.
Tax and Accounting Considerations
Deductibility of Executive Compensation
In general, Code Section 162(m) limits the amount that we may deduct from our Federal income taxes for remuneration paid to our ”covered employees” (as defined by Code Section 162(m)) up to one million dollars per covered employee per year. Prior to the enactment of the Tax Cuts and Jobs Act, Code Section 162(m) provided an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by named executive officers upon the exercise of qualifying compensatory stock options with respect to taxable years beginning on or before December 31, 2017. Due to the enactment of the Tax Cuts and Jobs Act, the aforementioned performance-based compensation exception will no longer apply to taxable periods beginning after December 31, 2017, unless the compensation meets certain transition relief provided under Code Section 162(m) (i.e., remuneration, which is provided pursuant to a written binding contract in effect on November 2, 2017).
In the past, our Compensation Committee generally sought to structure performance-based compensation for our covered employees in a manner that complies with Code Section 162(m) in order to provide for the deductibility of such compensation and to the extent possible, our Compensation Committee will continue to structure performance-based compensation in a similar manner. However, the Compensation Committee may use its business judgment to determine (as done from time to time in the past) that it is in our best interest to provide for compensation that may not be fully deductible.
Taxation of “Parachute” Payments and Deferred Compensation
We do not maintain any arrangements that would provide any of our named executive officers any “gross-up” or other reimbursement payment for any tax liability that such individual might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers, certain highly compensated employees, directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following summary compensation table sets forth the total compensation paid or accrued for the years ended December 31, 2017, 2016 and 2015 to our named executive officers. Mr. Kodosky was not a named executive officer in 2015, and accordingly, only his compensation for 2016 and 2017 is reported. In addition, Mr. Bense was not a named executive officer in 2015 and 2016, and accordingly, only his compensation for 2017 is reported.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
John J. Wasz, President, Chief Executive Officer and Chief Operating Officer	2017	825,000	—	1,647,032	548,981	774,758	55,700	3,851,471
	2016	823,460	—	1,872,069	652,470	1,526,250	343,017	5,217,266
	2015	725,000	—	1,293,751	431,249	1,254,250	38,175	3,742,425

Christopher J. Kodosky, Chief Financial Officer	2017	378,269	—	375,002	124,999	237,722	23,062	1,139,054
	2016	317,308	—	265,725	141,481	333,000	20,724	1,078,238

William G. Toler, Executive Vice President— Strategic Planning and Development	2017	385,000	—	318,762	106,246	208,383	27,825	1,046,216
	2016	382,308	—	405,305	141,260	402,325	27,825	1,359,023
	2015	375,000	—	318,755	106,247	368,320	19,875	1,188,197

Kevin W. Bense President—A.J. Oster (5)	2017	328,269	30,000	300,015	99,987	76,028	28,575	862,874

Devin K. Denner, President—Chase Brass	2017	358,269	—	337,508	112,493	288,916	42,364	1,139,550
	2016	340,000	—	419,599	146,251	259,399	34,425	1,199,674
	2015	336,712	—	318,755	106,247	231,173	30,355	1,023,242

Scott B. Hamilton, Former General Counsel and Executive Advisor to the CEO	2017	332,308	—	243,775	81,234	164,837	28,200	850,354
	2016	322,038	—	309,939	108,027	286,000	27,825	1,053,829
	2015	311,411	—	243,749	81,252	271,610	19,875	927,897

(1)
Includes restricted stock and performance share awards based on the grant date fair value of such awards as calculated under Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. Assumptions in the valuation of the performance share awards can be found in Note 16 to the Company’s consolidated financial statements in the Annual Report on Form 10-K filed for the fiscal year ended December 31, 2017. The following table shows the grant date fair values of these awards (for performance shares, based on the probable outcome of the performance conditions as of the grant date) and the fair value of the performance share awards if the highest level of performance conditions will be achieved.

Executive	Restricted Stock Grant Date Fair Value ($)	Performance Shares Grant Date Fair Value ($)	Maximum Fair Value of Performance Shares ($)
John J. Wasz	549,011	1,098,021	2,196,042
Christopher J. Kodosky	125,023	249,979	499,957
William G. Toler	106,277	212,485	424,970
Kevin W. Bense	100,005	200,010	400,020
Devin K. Denner	112,514	224,994	449,989
Scott B. Hamilton	81,258	162,517	325,033

(2)
Represents the grant date fair value of options as calculated under FASB ASC Topic 718. Assumptions in the valuation of the options can be found in Note 16 to the Company’s consolidated financial statements in the Annual Report on Form 10-K filed for the fiscal year ended December 31, 2017.

(3)	For additional information, see the “Compensation Discussion and Analysis—Annual Cash Bonuses” section of this proxy statement. The 2017 bonuses were paid on March 13, 2018.
(4)
The dollar amounts include the following amounts and items. John J. Wasz: Company-paid matches under our 401(k) plan, which covers all employees, of $7,950; Company-paid non-elective contribution into the 401(k) Plan of $20,250; and Company-paid whole life insurance policy premiums of $27,500. Christopher J. Kodosky: Company-paid matches under our 401(k) Plan of $8,230; and Company-paid non-elective contribution into the 401(k) Plan of $14,832. William G. Toler: Company-paid matches under our 401(k) Plan of $7,950; and Company-paid non-elective contribution into the 401(k) Plan of $19,875. Kevin W. Bense: Company-paid matches under our 401(k) Plan of $7,950; and Company-paid non-elective contribution into the 401(k) Plan of $20,625. Devin K. Denner: Company-paid matches under our 401(k) plan of $5,989; Company-paid non-elective contribution into the Retirement Savings Plan of $19,875; and Company-paid whole life insurance policy premiums of $16,500. Scott B. Hamilton: Company-paid matches under our 401(k) Plan of $7,950; and Company-paid non-elective contribution into the 401(k) Plan of $20,250.

(5)
Shortly after the successful consummation of the Alumet acquisition, our Compensation Committee awarded Mr. Bense a $30,000 transaction bonus, which was paid in March 2018.  Additional detail regarding this transaction bonus is described in the “Annual Cash Bonuses” section under the Compensation Discussion and Analysis section.

2017 Grants of Plan-Based Awards
The following Grants of Plan-Based Awards table provides information concerning awards granted in Fiscal Year 2017 to our named executive officers.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)		Estimated Possible Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares or Units (2)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise Price of Options ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Target ($)	Maximum ($)	Target (#)	Maximum (#)
John J. Wasz		825,000	1,650,000
				32,390	64,780				1,098,021
	2/9/2017					16,195			549,011
	2/9/2017						44,380	33.90	548,981

Christopher J. Kodosky		231,000	462,000
				7,374	14,748				249,979
	2/9/2017					3,688			125,023
	2/9/2017						10,105	33.90	124,999

William G. Toler		211,750	423,500
				6,268	12,536				212,485
	2/9/2017					3,135			106,277
	2/9/2017						8,589	33.90	106,246

Kevin W. Bense		201,000	402,000
				5,900	11,800				200,010
	2/9/2017					2,950			100,005
	2/9/2017						8,083	33.90	99,987

Devin K. Denner		219,000	438,000
				6,637	13,274				224,994
	2/9/2017					3,319			112,514
	2/9/2017						9,094	33.90	112,493

Scott B. Hamilton		167,500	335,000
				4,794	9,588				162,517
	2/9/2017					2,397			81,258
	2/9/2017						6,567	33.90	81,234

(1)
Represents possible cash awards for 2017 under the annual bonus plan. For additional information, see the “Compensation Discussion and Analysis—Annual Cash Bonuses” section of this proxy statement. The amounts listed under the “Target” column represent the cash awards payable for 2017 assuming 100% achievement of all goals. The amounts listed under the “Maximum” column represent the maximum cash awards payable, which for each named executive officer equal two times target bonus. Actual cash awards paid to the named executive officers for 2017 are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)
Terms of the grants of restricted stock, performance shares and options are described below in the footnotes to the “Outstanding Equity Award Table.” The annual equity incentive plan does not have threshold awards because the awards may be paid out anywhere from 0% to 200% of the total potential amount.

Employment Arrangements with Named Executive Officers
Mr. Wasz has an employment agreement with the Company. Messrs. Kodosky, Bense, Denner, Toler and Hamilton are each party to a severance protection agreement. For a description of severance payments and benefits made available under the employment arrangements in effect as of December 31, 2017, see “Potential Payments upon Termination or Change in Control”.

2017 Outstanding Equity at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: number of unearned shares, units or other rights that have not vested (#)(1)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)

John J. Wasz	21,552	—	11.00	5/29/2023	—	—	—	—
	56,545	—	16.06	4/3/2024	—	—	—	—
	49,230	24,614	13.73	2/12/2025	10,469	346,524	62,818	2,079,276
	20,654	41,309	26.97	2/11/2026	15,425	510,568	92,550	3,063,405
	—	44,380	33.90	2/9/2027	16,195	536,055	64,780	2,144,218

Christopher J. Kodosky	4,280	2,141	13.73	2/12/2025	911	30,154	5,462	180,792
	2,104	4,209	26.97	2/11/2026	1,571	52,000	9,430	312,133
	2,374	4,749	27.46	7/5/2026	1,821	60,275	—	—
	—	10,105	33.90	2/9/2027	3,688	122,073	14,748	488,159

William G. Toler	11,605	—	11.00	5/29/2023	—	—	—	—
	12,271	—	16.06	4/3/2024	—	—	—	—
	12,128	6,065	13.73	2/12/2025	2,579	85,365	15,476	512,256
	4,472	8,943	26.97	2/11/2026	3,339	110,521	20,038	663,258
	—	8,589	33.90	2/9/2027	3,135	103,769	12,536	414,942

Kevin W. Bense	11,453	—	16.06	4/3/2024	—	—	—	—
	9,988	4,995	13.73	2/12/2025	2,125	70,338	12,746	421,893
	3,998	7,997	26.97	2/11/2026	2,986	98,837	17,916	593,020
	—	8,083	33.90	2/9/2027	2,950	97,645	11,800	390,580

Devin K. Denner	14,920	—	11.00	5/29/2023	—	—	—	—
	13,907	—	16.06	4/3/2024	—	—	—	—
	12,128	6,065	13.73	2/12/2025	2,579	85,365	15,476	512,256
	4,630	9,259	26.97	2/11/2026	3,457	114,427	20,744	686,626
	—	9,094	33.90	2/9/2027	3,319	109,859	13,274	439,369

Scott B. Hamilton	11,605	—	11.00	5/29/2023	—	—	—	—
	11,616	—	16.06	4/3/2024	—	—	—	—
	9,276	4,637	13.73	2/12/2025	1,972	65,273	11,834	391,705
	3,420	6,839	26.97	2/11/2026	2,554	84,537	15,322	507,158
	—	6,567	33.90	2/9/2027	2,397	79,341	9,588	317,363

(1)
These amounts represent nonqualified stock options, restricted stock, and performance shares granted to our named executive officers under the Omnibus Plan. The nonqualified stock options were granted on April 3, 2014, February 12, 2015, February 11, 2016 (May 26, 2016 under ASC Topic 718), July 5, 2016, and February 9, 2017. The options and restricted stock awards have and shall become vested and exercisable with respect to 1/3 of the shares on each of the first three anniversaries of the grant date, except for those granted on February 11, 2016 (May 26, 2016 under ASC Topic 718), which have a vesting start date of February 11, 2016. Performance shares were granted on February 12, 2015, with 1/2 of the shares being vested based on the performance period ending December 31, 2016 if such performance criteria are satisfied. The remaining 1/2 of the shares vest one (1) year after such determination of the performance criteria is made if the executive remains employed through that date. On March 1, 2017, the Compensation Committee certified that the Performance criteria for the performance shares granted February 12, 2015, were satisfied at the 200% level. Performance shares were granted on February 11, 2016, with 1/2 of the shares being vested based on the performance period ending December 31, 2017 if such performance criteria are satisfied. The remaining 1/2 of the shares vest one (1) year after such determination of the performance criteria is made if the executive remains employed through that date. On March 7, 2018, the Compensation Committee certified that the performance criteria for the performance shares granted February 11, 2016, were satisfied at the 150% level. Performance shares were granted on February 9, 2017, with 1/2 of the shares vesting based on the performance period ending December 31, 2018 if such performance criteria are satisfied. The remaining 1/2 of the shares vest one (1) year after such determination of the performance criteria is made if the executive remains employed through that date.

(2)
This amount represents the value of restricted stock and performance shares using the closing price of Company stock on December 29, 2017 (the last trading day of the fiscal year), which was $33.10. Based on performance through December 31, 2017, amounts of equity incentive plan awards (performance shares) are reported at their maximum levels.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
John J. Wasz	—	—	89,970	3,093,494
Christopher J. Kodosky	—	—	8,068	274,241
William G. Toler	—	—	21,673	745,341
Kevin W. Bense	—	—	18,179	625,099
Devin K. Denner	—	—	21,993	756,290
Scott B. Hamilton	—	—	16,928	582,127

(1)
This amount represents the value of the amount realized upon exercise of an option, which is equal to the aggregate difference between the closing price of Company stock on the exercise date and the exercise price of the options.

(2)	This amount represents the vested number of restricted stock and performance shares.
(3)	This amount represents the value of the vested shares using the closing price of Company stock on the applicable date vested.
Pension Benefits
We do not offer any defined benefit pension plans.
Nonqualified Deferred Compensation
We do not offer any nonqualified deferred compensation plans.
Potential Payments Upon Termination or Change in Control
Employment Agreement with John J. Wasz
Mr. Wasz, our President, Chief Executive Officer and Chief Operating Officer, is party to an employment agreement, dated as of May 8, 2014. Mr. Wasz’s employment agreement provides him with severance benefits upon certain terminations of employment. Mr. Wasz’s employment can be terminated at any time and for any reason. If Mr. Wasz’s employment is terminated by us for “cause” (as defined below) then he is only entitled to receive any base salary that had been earned but not paid through the date of termination. If his employment is terminated due to his death or disability, he is entitled to (a) the base salary accrued through the date of termination, (b) pay for any vacation time earned but not taken, (c) any earned but unpaid bonus for the year prior to termination, and (d) any business expenses incurred by him but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation thereof are submitted within thirty (30) calendar days of termination and that such expenses are reimbursable under our policy (collectively, “Final Compensation”).
Mr. Wasz’s employment can be terminated by us without “cause” or by him for “good reason.” Upon such a termination, he is entitled to receive: (a) two years of base salary, (b) his target annual bonus, (c) health, dental, and life insurance coverage for a period of one year.
“Cause” under Mr. Wasz’s employment agreement generally means any of the following:

•	the failure or refusal to perform the duties of his position after written notice from the Board;

•	willful misconduct or gross negligence in the performance of his duties that has an adverse effect on our operations after receipt of at least one warning from us;

•	intentional breach by the executive of a written covenant with us or of a written policy, in each case relating to the use and preservation of intellectual property and/or confidentiality;

•	being impaired by or under the influence of alcohol, illegal drugs or controlled substances while working or while on our property;

•	conviction of or plea of nolo contendere to a felony; or

•
dishonest, disloyal or illegal conduct or gross misconduct that materially and adversely affects his performance or our reputation or business (it being agreed that a petty offense or a violation of the motor vehicle code shall not constitute “cause”).

Prior to the determination that “cause” has occurred with respect to any of the grounds listed above other than a conviction of or plea of nolo contendere to a felony, Mr. Wasz will have a 30-day cure period to remedy such breach, unless, in the Board’s discretion, the “cause” event is incapable of reasonably prompt cure or if the Board determines that its fiduciary duty requires such termination.
“Good reason” under Mr. Wasz’s employment agreement generally means any of the following events occurring without his consent:

•	our failure to continue Mr. Wasz in the position of President and Chief Executive Officer;

•	our requiring that Mr. Wasz report to an individual or body other than the Board;

•	a material diminution in Mr. Wasz’s position with us or the duties and responsibilities associated with such position; or

•
a material reduction of Mr. Wasz’s base salary, annual target bonus opportunity, benefits, and annual equity incentive awards in the aggregate, excluding any reduction in Mr. Wasz’s annual equity incentive awards that (a) is applicable to all similarly situated executives or (b) is 10% or less and results from adjustments to the allocation of a fixed pool among similarly situated executives.

Mr. Wasz is required to provide written notice of any event claimed to constitute “good reason” within 30 days after the initial occurrence of such event and to provide us with an opportunity to cure the applicable circumstance within 30 days following such written notice. If we fail to cure such circumstance, Mr. Wasz’s resignation for “good reason” must be tendered, if at all, within 60 days after our failure to cure.
Mr. Wasz is subject to non-competition and non-solicitation covenants for 24 months post-termination, which applies to the 24-month period following his resignation. In addition, he is subject to perpetual confidentiality covenants.
Severance Protection Agreement with Christopher J. Kodosky
Mr. Kodosky, our Chief Financial Officer, is party to a severance protection agreement, dated as of July 11, 2016. Mr. Kodosky’s employment may be terminated by us at any time for any reason. If Mr. Kodosky’s employment is terminated by us without “cause” or if he resigns for “good reason,” he would be entitled to a severance payment in a cash lump sum, equal to (i) one year of base pay at the highest rate of base salary during the one-year period immediately prior to the termination and (ii) the higher of (x) the target annual bonus amount for the year preceding the termination and (y) the average annual bonus earned and paid over the three years immediately prior to his termination. Mr. Kodosky and his dependents will also be entitled to continued health and welfare participation for one year following such termination, unless he obtains coverage from a new employer and COBRA coverage at the end of such one-year period if he has not obtained new coverage.
Mr. Kodosky’s severance protection agreement generally uses the same definitions of “cause” and “good reason” as Mr. Wasz’s employment agreement, except that, (i) under Mr. Kodosky’s severance protection agreement “good reason” includes any assignment of duties materially and adversely inconsistent with his position, any material reduction in his base salary, target annual cash bonus opportunity plan, benefits, and annual equity incentive awards in the aggregate, excluding any reduction in his annual equity incentive awards that (a) is applicable to all similarly situated executives or (b) is twenty percent (20%) or less and results from adjustments to the allocation of a fixed pool among similarly situated executives, any requirement that his principal place of employment is other than our principal executive office or there is a change in his principal place of employment that increases the distance between his residence as of the date of this Agreement to his principal place of employment by more than fifty (50) miles (ii) and Mr. Kodosky must give written notice of a claim for good reason within 60 days of its initial occurrence.
Mr. Kodosky is subject to a non-competition covenant that extends for 12 months following his termination of employment for any reason, a non-disparagement covenant, a non-solicitation covenant that extends for 24 months following any such termination and a confidentiality covenant extending for five years following any termination of the severance protection agreement.
Severance Protection Agreement with Devin K. Denner
Mr. Denner entered into a severance protection agreement with us as of July 29, 2011. Mr. Denner’s employment may be terminated by us at any time for any reason. If Mr. Denner’s employment is terminated by us without “cause” or if he resigns for “good reason,” he will be entitled to a lump sum severance payment equal to his annual base salary plus the highest of (x) his target bonus amount for the year in which the last date of employment occurs, (y) the amount of the average of his annual bonus over the three years immediately prior to the year in which the last day of employment occurs and (z) an amount set forth on an exhibit to the severance protection agreement (which is currently zero). In addition, he will be entitled to continued health and welfare participation and participation for his dependents for a one-year period, unless he obtains coverage from a new employer, and he will be entitled to COBRA coverage at the end of such one-year period if he has not obtained new coverage.
Mr. Denner’s severance protection agreement generally uses the same definitions of “cause” and “good reason” as Mr. Wasz’s employment agreement, except that, under Mr. Denner’s severance protection agreement “good reason” includes any change in his title or reporting relationship that does not reasonably constitute a promotion and any assignment of duties materially and adversely inconsistent with his position, which results in a material diminution of position, authorities, duties or responsibilities.
Mr. Denner is subject to a non-competition covenant which extends for 12 months following his termination of employment for any reason, a non-solicitation covenant that extends for 24 months following any such termination, and a confidentiality covenant extending for five years following any termination of the severance protection agreement.
Severance Protection Agreement with Kevin W. Bense
Mr. Bense entered into a severance protection agreement with us as of September 20, 2013. If Mr. Bense’s employment is terminated by us without “cause” or if he resigns for “good reason” (each as defined below), he will be entitled to a lump sum severance payment equal to his annual base salary plus the highest of (x) his target bonus for the year preceding the termination, (y) the amount of the average of his annual bonus over the three years immediately prior to the year in which the last day of employment occurs and (z) 50% of his base salary. In addition, he will be entitled to continued health and welfare participation and participation for his dependents for a one-year period, unless he obtains coverage from a new employer, and he will be entitled to COBRA coverage at the end of such one-year period if he has not obtained new coverage.
Mr. Bense’s severance protection agreement generally uses the same definitions of “cause” and “good reason” as Mr. Denner’s severance protection agreement.
Mr. Bense is subject to a non-competition covenant that extends for 12 months following his termination of employment for any reason, a non-disparagement covenant, a non-solicitation covenant that extends for 24 months following any such termination and a confidentiality covenant extending for five years following any termination of the severance protection agreement.
Severance Protection Agreement with William G. Toler
Mr. Toler entered into a severance protection agreement with us on September 9, 2013. The severance protection agreement is substantially similar to Mr. Denner’s severance protection agreement. Mr. Toler’s employment may be terminated by us at any time for any reason. If Mr. Toler’s employment is terminated by us without “cause” or if he resigns for “good reason” (each as defined below), he will be entitled to a lump sum severance payment equal to his annual base salary plus the highest of (x) his target bonus for the year preceding the termination, (y) the amount of the average of his annual bonus over the three years immediately prior to the year in which the last day of employment occurs and (z) 50% of his base salary. In addition, he will be entitled to continued health and welfare participation and participation for his dependents for a one-year period, unless he obtains coverage from a new employer, and he will be entitled to COBRA coverage at the end of such one-year period if he has not obtained new coverage.
Mr. Toler’s severance protection agreement generally uses the same definitions of “cause” and “good reason” as Mr. Denner’s severance protection agreement.

Mr. Toler is subject to a non-competition covenant that extends for 12 months following his termination of employment for any reason, a non-disparagement covenant, a non-solicitation covenant that extends for 24 months following any such termination and a confidentiality covenant extending for five years following any termination of the severance protection agreement.
Agreement, Waiver and Release of Claims with Scott B. Hamilton
On November 16, 2017, we announced that Mr. Hamilton would retire and that effective November 10, 2017, Mr. Hamilton had stepped down from his role as the Company’s General Counsel and Corporate Secretary to serve as an Executive Advisor to the Company’s Chief Executive Officer. On February 28, 2018, Mr. Hamilton retired.
In connection with the foregoing, on December 12, 2017, Mr. Hamilton entered into an agreement, waiver and release of claims with us, which was scheduled to terminate on February 28, 2018. Pursuant to the intent and terms of this agreement, Mr. Hamilton: (i) received a monthly salary of $27,916.67 through February 28, 2018, (ii) will continue to participate in the Company’s benefit plans (but not bonus or equity plans) through December 31, 2018, (iii) was paid for all awarded equity grants which were scheduled to vest in the first quarter of 2018, (iv) was paid $164,837 in 2017 incentive/bonus compensation in March 2018 and (v) received a payment of $22,000 in lieu of outplacement benefits, among other benefits. As consideration for entering into this agreement, Mr. Hamilton has executed a waiver and release in the Company’s favor, which covers his employment prior to February 28, 2018. Finally, under this agreement, Mr. Hamilton is subject to a non-solicitation covenant that extends for 24 months after February 28, 2018, an indefinite non-disparagement covenant, and a confidentiality covenant extending for five years after February 28, 2018.

Summary of Potential Payments Upon Termination or Change in Control
The following table summarizes the preceding discussion regarding additional unearned potential payments and benefits payable to each of our named executive officers assuming termination occurred on December 31, 2017. We do not provide enhanced severance payments or benefits solely upon a change of control.

Name	Cash Severance ($)(1)	Health and Welfare Benefits Continuation ($)(2)	Acceleration of Equity Awards ($)(3)(4)	Total ($)
John J. Wasz	2,475,000	12,380	6,475,295	8,962,675
Christopher J. Kodosky	616,000	1,039	767,831	1,384,870
William G. Toler	672,444	11,302	1,476,877	2,160,623
Kevin W. Bense	531,972	14,952	1,274,757	1,821,681
Devin K. Denner	585,559	15,384	1,506,056	2,106,999

(1)
If a named executive officer’s employment is terminated by us without “cause” or the named executive officer terminates employment for “good reason,” the following details the cash severance each respective named executive officer is entitled to: (i) for Mr. Wasz, the cash severance is equal to two times his base salary of $825,000 plus his prior year target bonus of $825,000; (ii) for Mr. Kodosky, the cash severance is equal to his base salary of $385,000 plus his target bonus of $231,000; (iii) for Mr. Toler, the cash severance is equal to his base salary of $385,000 plus the average of his bonuses in 2014-2016, which is $287,444; (iv) for Mr. Bense, the cash severance is equal to his base salary of $335,000 plus his bonuses in 2014-2016, which is $196,972; and (v) for Mr. Denner, the cash severance is equal to his base salary of $365,000 plus the average of his bonuses in 2014-2016, which is $220,559.

(2)
Amounts disclosed are health and welfare benefits provided to each named executive officer if the named executive officer’s employment is terminated by us without “cause” or the named executive officer terminates employment for “good reason.”

(3)
If a named executive officer’s employment is terminated by us without “cause” or if the named executive officer terminates employment for “good reason,” in each case after a change in control, all unvested options and restricted stock will become vested within 30 days of such termination and a payment will be received with respect to his performance shares based on (1) actual performance through the date of termination as determined by the Compensation Committee or (2) if the Compensation Committee determines that measurement of actual performance cannot be reasonably assessed, the assumed achievement of target performance as determined by the Compensation Committee, in each case prorated based on the time elapsed from the date of grant to the date of termination of employment or service. For the 2015 performance shares, the days pro-rata determination is made over the course of the performance period, whereas for the 2016 and 2017 performance shares, the days pro-rata determination is made over the entire vesting period.

(4)
If Messrs. Wasz, Kodosky, Toler, Bense, or Denner died or became disabled all unvested options and restricted stock will become vested within 30 days of such termination. Additionally, a payment will be received with respect to performance shares based on actual performance for the entire performance period, prorated based on the time elapsed from the date of grant to the date employment terminated. The amounts in the above table are based on the closing price of Company stock on December 29, 2017 (the last trading day of the fiscal year), which was $33.10. Based on a death or disability occurring on December 31, 2017, the same accelerated vesting amounts determined under footnote three (3) would apply to footnote four (4).

EQUITY COMPENSATION PLAN INFORMATION TABLE
The following table provides information as of December 31, 2017 regarding the number of shares of Global Brass and Copper Holdings, Inc. common stock that may be issued under Global Brass and Copper Holdings, Inc.’s equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	1,137,093	(2)	20.57	(3)	1,619,655	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	1,137,093		20.57		1,619,655

(1)	Consists of the Omnibus Plan.
(2)
Total number of securities to be issued consists of 528,857 outstanding non-qualified stock options, 415,370 outstanding non-vested performance shares, 170,780 non-vested restricted shares and 22,086 shares of outstanding restricted stock awards that vested, but remain restricted until a future date.

(3)	The weighted-average exercise price relates solely to 528,857 outstanding non-qualified stock options.
(4)
The total amount reported consists of shares available for future issuance under the Omnibus Plan, which may be issued in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The following persons served on our Compensation Committee during 2017: Ms. Avril and Messrs. Marsh, Ray, Welch and Whitaker. No member of the Compensation Committee was, during the fiscal year ended December 31, 2017, an officer, former officer or employee of the Company or any of our subsidiaries. None of our executive officers served as a member of:

•	the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee;

•	the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or

•	the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.

COMPENSATION COMMITTEE REPORT
The information contained in this Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in this Report be treated as soliciting material, nor shall such information be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.
The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2017.
This Report is submitted by Ms. Avril and Messrs. Marsh, Ray, Welch and Whitaker, being all of the current members of the Compensation Committee.
Ronald C. Whitaker, Chairman
Vicki L. Avril
Donald L. Marsh
Bradford T. Ray
Martin E. Welch, III

AUDIT COMMITTEE REPORT
The Audit Committee of the Board is responsible for evaluating audit performance, appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and evaluating policies and procedures relating to internal accounting functions and controls. The Audit Committee is currently comprised of Ms. Avril and Messrs. Marsh, Ray, Welch and Whitaker, each a non-employee and independent director, and operates under a written charter.
The Audit Committee members are neither professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as the report of management and the opinion thereon of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, for the year ended December 31, 2017, regarding the Company’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.
The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed under the Public Company Accounting Oversight Board standards (“PCAOB”). The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence from the Company.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 1, 2018.
The information contained in this Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in this Report be treated as soliciting material, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.
This Report is submitted by Ms. Avril and Messrs. Marsh, Ray, Welch and Whitaker, being all of the members of the Audit Committee.
Martin E. Welch, III, Chairman
Vicki L. Avril
Donald L. Marsh
Bradford T. Ray
Ronald C. Whitaker

CHIEF EXECUTIVE OFFICER PAY RATIO
As required by the SEC, we are providing the following information regarding the relationship of our median employee’s annual total compensation compared to the annual total compensation of Mr. Wasz, our Chief Executive Officer.
Identification of Median Employee
We selected December 31, 2017 as the date on which to determine the median employee. As of that date, we had approximately 1,980 employees (1,899 in the United States and Puerto Rico and 81 outside of the United States). For purposes of identifying the median employee, we used 2017 taxable year-to date compensation as our consistently applied compensation measure. To identify the median employee, we excluded 81 non-U.S. employees from the following jurisdictions: 33 from the Republic of China, 41 from Mexico and 7 from Singapore. After applying this exemption, we analyzed a total of 1,899 employees to determine the median employee.
In determining the annual total compensation of the median employee and our Chief Executive Officer, we calculated their compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required by the SEC. This calculation is the same calculation used to determine annual total compensation reported above in the Summary Compensation Table for our Chief Executive Officer. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with the applicable SEC disclosure rules.
2017 Chief Executive Officer Pay Ratio

	2017 Annual Total Compensation	CEO Pay Ratio
John J. Wasz	$3,851,471	56:1
Median Employee	$68,909
This above information is being provided solely for compliance purposes. Because our Compensation Committee has determined the ratio is not an adequate indicator of linking pay with performance, our Compensation Committee does not materially consider this ratio when evaluating compensation arrangements.

FEES OF INDEPENDENT ACCOUNTANTS
In addition to retaining PricewaterhouseCoopers LLP to audit our consolidated financial statements for 2017, we retained PricewaterhouseCoopers LLP, as well as other accounting firms, to provide tax and other advisory services in 2017. We understand the need for PricewaterhouseCoopers LLP to maintain objectivity and independence in its audit of our consolidated financial statements.
In order to assure that the provision of audit and permitted non-audit services provided by PricewaterhouseCoopers LLP, our independent registered public accounting firm, does not impair its independence, the Audit Committee is required to pre-approve the audit and permitted non-audit services to be performed by PricewaterhouseCoopers LLP, other than de minimis services that satisfy the requirements pertaining to de minimis exceptions for non-audit services described in Section 10A of the Exchange Act. The Audit Committee has adopted policies and procedures for pre-approving all audit and permitted non-audit work performed by PricewaterhouseCoopers LLP. Any pre-approval must also set forth in detail the particular service or category of services approved and is generally subject to a specific cost limit. All of the fees for audit, audit-related, tax and other services performed by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described in this paragraph.
The Audit Committee has adopted policies regarding our ability to hire employees, former employees and certain relatives of employees of the Company’s independent registered public accounting firm.
During 2017 and 2016, we retained PricewaterhouseCoopers LLP to provide services in the following categories and amounts:

	2017	2016
Audit fees (1)	$3,130,000	$2,690,900
Audit-related fees (2)	30,000	—
Tax fees (3)	—	70,000
All other fees	—	—
Total	$3,160,000	$2,760,900

(1)
Audit fees consist of fees incurred for the audit of our annual consolidated financial statements and review of our quarterly consolidated financial statements that are normally provided by PricewaterhouseCoopers LLP in connection with consents and reviewing documents to be filed with the SEC.

(2)
Audit-related fees consist of fees incurred for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit fees.” In 2017, audit-related fees included fees billed for professional services provided in connection with the new revenue recognition standard.

(3)	Tax fees include professional services in connection with tax compliance and advice.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We maintain and enforce a Related Person Transaction Policy, which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with our Related Person Transaction Policy, our Audit Committee has overall responsibility for the implementation and compliance with this policy.
For the purposes of our Related Person Transaction Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in our Related Person Transaction Policy) had, has or will have a direct or indirect material interest in excess of $10,000. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship which has been reviewed and approved by the Board or Compensation Committee.
Our Related Person Transaction Policy requires that notice of a proposed related person transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under our Related Person Transaction Policy, our Audit Committee will only be permitted to approve those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under our Related Person Transaction Policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.
Our Related Person Transaction Policy also provides that the Audit Committee will review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders.
In addition, our Code of Business Conduct and Ethics prohibits activities that conflict with, or have the appearance of conflicting with, the best interests of the Company and its stockholders. Such conflicts of interest may arise when an employee, or a member of the employee’s family, receives improper personal benefits as a result of such individual’s position in the Company.
Certain Transactions
There were no related party transactions in 2017.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL NO. 2)
Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018. A proposal will be presented at the Annual Meeting to ratify this appointment. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the stockholders fail to ratify such selection, another independent registered public accounting firm will be considered by our Audit Committee, but the Audit Committee may nonetheless choose to engage PricewaterhouseCoopers LLP. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. We have been advised that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

ADVISORY VOTE TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS SET FORTH IN THIS PROXY STATEMENT
(PROPOSAL NO. 3)
Pursuant to Section 14A of the Exchange Act, we are seeking the advisory approval by stockholders of the compensation of our named executive officers, as disclosed in this proxy statement. While this vote is advisory, and not binding on the Board, it will provide information to the Board and Compensation Committee regarding investor sentiment about our executive compensation programs and practices, which the Compensation Committee will carefully review when evaluating our executive compensation program. In 2014, our stockholders approved a non-binding resolution to require an advisory vote on the compensation of our named executive officers every year, and accordingly, we have elected to provide this vote annually.
Stockholders are being asked to vote on the following advisory resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the 2018 proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosures.”
The Company is committed to maintaining executive compensation programs and practices that are aligned with the Company’s business strategy.
We urge our stockholders to read the “Compensation Discussion and Analysis” section above, which describes in detail how our executive compensation program and practices operate and are designed to achieve our compensation objectives, as well as the accompanying compensation tables, which provide detailed information on the compensation of our named executive officers.
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for approval of this advisory resolution.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS SET FORTH IN THIS PROXY STATEMENT.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS SET FORTH IN THIS PROXY STATEMENT UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.
STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING OF STOCKHOLDERS
Stockholders who intend to present proposals at the Company’s annual meeting of stockholders in 2019 pursuant to Rule 14a-8 under the Exchange Act must send notice of their proposal to us so that we receive it no later than December 11, 2018. Stockholders who intend to present proposals at the annual meeting of stockholders in 2019 other than pursuant to Rule 14a-8 must comply with the notice provisions in our Bylaws. The notice provisions in our Bylaws require that, for a proposal to be properly brought before the annual meeting of stockholders in 2019, proper notice of the proposal be received by us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however that in the event next year’s annual meeting is more than 30 days before or less than 70 days after such anniversary date, notice must be delivered not less than the later of 90 days prior to next year’s annual meeting or the 10th day following the day the Company first publicly announces next year’s annual meeting date. Stockholder proposals should be addressed to Global Brass and Copper Holdings, Inc., 475 N. Martingale Road Suite 1050, Schaumburg, Illinois 60173, Attention: Anne-Marie W. D’Angelo, General Counsel and Corporate Secretary.

OTHER MATTERS
We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, persons named in the proxy intend to vote the shares they represent in accordance with their own judgments.
Upon written request by any stockholder entitled to vote at the Annual Meeting, we will promptly furnish, without charge, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 which we filed with the SEC, including the financial statements and schedule. If the person requesting the report was not a stockholder of record on March 26, 2018, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to Global Brass and Copper Holdings, Inc., 475 N. Martingale Road Suite 1050, Schaumburg, Illinois 60173, Attention: Anne-Marie W. D’Angelo, General Counsel.
YOUR VOTE IS IMPORTANT. WE URGE YOU TO VOTE TODAY BY TELEPHONE, VIA THE INTERNET OR BY SIGNING AND RETURNING A PROXY CARD BY MAIL.
By Order of the Board of Directors,
Anne-Marie W. D’Angelo
General Counsel and Corporate Secretary

GLOBAL BRASS AND COPPER HOLDINGS, INC. 475 N. MARTINGALE ROAD SUITE 1050 SCHAUMBURG, IL 60173
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 23, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 23, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees	For	Against	Abstain

1A	Vicki L. Avril	☐	☐	☐

1B	Donald L. Marsh	☐	☐	☐

1C	Bradford T. Ray	☐	☐	☐

1D	John H. Walker	☐	☐	☐

1E	John J. Wasz	☐	☐	☐

1F	Martin E. Welch, III	☐	☐	☐

1G	Ronald C. Whitaker	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.				☐	☐	☐

3.	Approve, on an advisory basis, the compensation of the Company’s named executive officers.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

GLOBAL BRASS AND COPPER HOLDINGS, INC.
Annual Meeting of Stockholders
May 24, 2018 10:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints John J. Wasz and Christopher J. Kodosky and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Global Brass and Copper Holdings, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held on May 24, 2018 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side